Exhibit 2.1

STOCK PURCHASE AGREEMENT

among

SINA CORPORATION

CRILLION CORP.

THE SHAREHOLDERS LISTED
ON PART I OF EXHIBIT A

and

THE INDIVIDUALS LISTED ON PART II OF EXHIBIT A

Dated as of February 24, 2004

i

SECTION 9.07. Incorporation of the Disclosure Schedule and the Exhibits	43
SECTION 9.08. Governing Law	43
SECTION 9.09. Dispute Resolution	43
SECTION 9.10. Headings	44
SECTION 9.11. Counterparts	44
SECTION 9.12. Currency	44
SECTION 9.13. Entire Agreement	44

EXHIBITS

Exhibit A	The Sellers and the Founders
Exhibit B	Form of Equity Transfer Agreement
Exhibit C	Allocation of Purchase Price
Exhibit D	Form Employment Contract
Exhibit E	PRC Legal Opinion
Exhibit F	BVI Legal Opinion

DISCLOSURE SCHEDULE

Section 3.02	Subsidiaries; Sellers
Section 3.03	Authority; No Conflict; Required Filings and Consents
Section 3.06	Financial Statements
Section 3.08	Properties
Section 3.09	Permits; Compliance
Section 3.10	Contracts and Commitments
Section 3.11	Intellectual Property
Section 3.13	Environmental Matters
Section 3.14	Insurance
Section 3.15	Employee Benefit Matters
Section 3.17	Employees of the Business
Section 3.18	Certain Interests
Section 6.02(xv)	Domain Names

     STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of February 24, 2004, among SINA CORPORATION, a corporation organized under the laws of the Cayman Islands (the “Purchaser”), CRILLION CORP., a corporation organized under the laws of the British Virgin Islands (the “Company”), the shareholders of the Company listed on Part I of Exhibit A hereto (collectively, the “Sellers” and individually, a “Seller”) and the individuals listed on Part II of Exhibit A hereto (collectively, the “Founders” and individually, a “Founder”).

     WHEREAS, the Company, through Feike Networking Technology Development (Shenzhen) Co., Ltd., a wholly foreign-owned enterprise established by the Company (the “WFOE”) and Shenzhen Wang Xing Technology Co., Ltd. (“Wang Xing”), a limited liability company, each organized under the laws of the People’s Republic of China (the “PRC”), is engaged in the business of providing value-added mobile data services (including mobile short messaging services) in the PRC (the “Business”);

     WHEREAS, each Seller owns such number of shares of common stock, par value US$1.00 per share of the Company (the “Company Common Stock”) as is set forth opposite such Seller’s name on Part I of Exhibit A hereto, which collectively represent all of the outstanding share capital of the Company (the “Shares”);

     WHEREAS, each of the Founders specified on Part II of Exhibit A hereto owns the amount of registered capital of Wang Xing as is set forth opposite such Founder’s name on Part III of Exhibit A hereto, which collectively represent all of the subscribed and contributed registered capital of Wang Xing as of the date hereof (as such amount may be increased prior to the Closing (as defined below), the “Registered Capital”);

     WHEREAS, the Sellers wish to sell to the Purchaser, and the Purchaser wishes to purchase or to cause one of its subsidiaries to purchase from the Sellers, the Shares, upon the terms and subject to the conditions set forth in this Agreement;

     WHEREAS, as a condition and an inducement to the Purchaser to enter into this Agreement, Wang Xing and the Founders are entering into an equity transfer agreement substantially in the form attached hereto as Exhibit B hereto (the “Equity Transfer Agreement”) with certain individuals designated by the Purchaser (the “Purchaser Designees”) whereby the Founders shall sell to the Purchaser Designees and the Purchaser Designees shall purchase from the Founders, the Registered Capital, upon the terms and subject to the conditions set forth in the Equity Transfer Agreement;

     NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, and intending to be legally bound, the Purchaser, the Sellers, the Company and the Founders hereby agree as follows:

ARTICLE I

DEFINITIONS

     SECTION 1.01. Certain Defined Terms. For purposes of this Agreement:

     “Action” means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

     “Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

     “Ancillary Agreements” means the Employment Contracts and the Equity Transfer Agreement.

     “Assets” means the tangible and intangible assets and properties of the Company and the Subsidiaries, including the Real Property.

     “Average Closing Price” means U.S.$40.90.

     “Business Day” means any day on which banks are not required or authorized to close in the city of San Francisco or the city of Hong Kong.

     “Claims” means any and all administrative, regulatory or judicial actions, suits, petitions, appeals, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations, proceedings, consent orders or consent agreements.

     “Company Software” means all Software developed, used, owned, manufactured, sold, distributed or licensed by the Company or any of the Subsidiaries.

     “Computer Records” means the computer records of the Company or any Subsidiary reflecting the operating statistics of the Company or any Subsidiary on a given day (including the number of subscribers of the mobile short messaging services provided by the Company or any Subsidiary).

     “control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract, credit arrangement or otherwise.

     “Disclosure Schedule” means the Disclosure Schedule attached hereto, dated as of the date hereof, delivered by the Company and the Sellers to the Purchaser in connection with this Agreement.

     “Encumbrance” means any security interest, pledge, hypothecation, mortgage, lien (including environmental and tax liens), violation, charge, lease, license, encumbrance, servient easement, adverse claim, reversion, reverter, preferential arrangement, restrictive covenant, condition or restriction of any kind, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

     “Environment” means surface waters, groundwaters, soil, subsurface strata and ambient air.

     “Environmental Claims” means any Claims relating in any way to any Environmental Law or any Environmental Permit, including (a) any and all Claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (b) any and all Claims by any Person seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the Environment.

     “Environmental Laws” means all Laws, now or hereafter in effect and as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, health, safety, natural resources or Hazardous Materials, including, without limitation, the PRC Environmental Protection Law, the PRC Solid Waste Environmental Prevention and Control Law, the PRC Water Pollution Prevention and Control Law, the PRC Air Pollution Prevention and Control Law and the PRC Environmental Noises Pollution Prevention and Control Law.

     “Environmental Permits” means all permits, approvals, identification numbers, licenses and other authorizations required under or issued pursuant to any applicable Environmental Law.

     “Exchange Act” means the Securities Exchange Act of 1934, as amended.

     “Governmental Authority” means any PRC or non-PRC national, supranational, state, provincial, local, or similar government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

     “Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

     “Hazardous Materials” means (a) petroleum and petroleum products, radioactive materials, asbestos-containing materials, urea formaldehyde foam insulation, transformers or other equipment that contain polychlorinated biphenyls and radon gas, (b) any other chemicals, materials or substances defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “extremely hazardous wastes”, “restricted hazardous wastes”, “toxic substances”, “toxic pollutants”, “contaminants” or “pollutants”, or words of similar import, under any applicable Environmental Law, and (c) any other chemical, material or substance which is regulated by any Environmental Law.

     “Indebtedness” means, with respect to any Person, (a) all indebtedness of such Person, whether or not contingent, for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services, (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under leases that have been or should be, in accordance with U.S. GAAP, or PRC GAAP, as the case may be, recorded as capital leases, (f) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities, (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock or registered capital of such Person or any warrants, rights or options to acquire such capital stock or registered capital, (h) all Indebtedness of others referred to in clauses (a) through (g) above guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such

Person through an agreement (i) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness, (ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss, (iii) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (iv) otherwise to assure a creditor against loss, and (i) all Indebtedness referred to in clauses (a) through (g) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance on property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

     “Intellectual Property” means (i) patents, patent applications and statutory invention registrations, (ii) trademarks, service marks, Company Marks, Internet domain names, trade dress, logos, and other source identifiers, including registrations and applications for registration thereof, (iii) copyrights, including registrations and applications for registration thereof, (iv) Software, and (v) confidential and proprietary information, including trade secrets and know-how.

     “IP Agreements” means all (a) licenses of Intellectual Property by the Company or any Subsidiary to any third party, (b) licenses of Intellectual Property by any third party to the Company or any Subsidiary, (c) agreements between the Company or any Subsidiary and any third party relating to the development or use of Intellectual Property, the development or transmission of data, or the use, modification, framing, linking, advertisement, or other practices with respect to Internet web sites, and (d) consents, settlements, decrees, orders, injunctions, judgments or rulings governing the use, validity or enforceability of Intellectual Property.

     “Law” means any PRC or non-PRC national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, Governmental Order, requirement or rule of law (including common law).

     “Leased Real Property” means the real property leased by the Company or any Subsidiary as tenant, together with, to the extent leased by the Company or any Subsidiary, all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property of the Company or any Subsidiary attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing.

     “Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including those arising under any Law (including any Tax Law), Action or Governmental Order and those arising under any contract, agreement, arrangement, commitment or undertaking.

     “Licensed Intellectual Property” means all Intellectual Property licensed to the Company or any Subsidiary pursuant to the IP Agreements.

     “Material Adverse Effect” means any event, circumstance, change in or effect on the Business, the Company and the Subsidiaries or the Purchaser and its subsidiaries, as the context dictates, that, individually or in the aggregate with all other events, circumstances, changes in or effects on the Business, the Company and the Subsidiaries or the Purchaser and its subsidiaries, as the context dictates, has had or is reasonably expected to have a material adverse effect on the business, operations, assets or liabilities (including without limitation, contingent liabilities) results of operations or the condition (financial or otherwise) of the Business, the Company and the Subsidiaries or the Purchaser and its subsidiaries, as the context dictates, taken as a whole.

     “NASD” means the National Association of Securities Dealers, Inc., or any successor entity thereof.

     “Nasdaq” means The Nasdaq National Market.

     “Owned Intellectual Property” means all Intellectual Property owned by the Company or any Subsidiary.

     “Owned Real Property” means the real property in which the Company or any Subsidiary has fee title (or equivalent) interest, together with all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property of the Company or any Subsidiary attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing.

     “PRC GAAP” means PRC Accounting Standards for Business Enterprises and other relevant accounting laws and regulations in effect from time to time applied consistently throughout the periods involved.

     “Permitted Encumbrances” means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced and as to which neither the Company nor any Subsidiary is otherwise subject to civil or criminal liability due to its existence: (a) liens for Taxes not yet due and payable, for which adequate reserves have been maintained in accordance with U.S. GAAP; (b) Encumbrances imposed by Law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s liens and other similar liens arising in the ordinary course of business securing obligations that (i) are not overdue for a period of more than 30 days and (ii) are not in excess of RMB50,000 in the case of a single property or RMB500,000 in the aggregate at any time; (c) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; and (d) minor survey exceptions, reciprocal easement agreements and other customary encumbrances on title to real property that (i) were not incurred in connection with any Indebtedness, (ii) do not render title to the property encumbered thereby unmarketable and (iii) do not, individually or in the aggregate, materially adversely affect the value of or the use of such property for its current and anticipated purposes.

     “Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.

     “Real Property” means the Leased Real Property and the Owned Real Property.

     “Reference Balance Sheet” means the combined unaudited balance sheet (including the related notes and schedules thereto) of the Company and Wang Xing dated as of January 31, 2004 prepared in accordance with U.S. GAAP.

     “Reference Income” means ninety percent (90%) of the pre-tax income of the Company and the Subsidiaries, calculated on a combined basis, generated solely from the Business and received directly from PRC mobile communications operators.

     “Release” means disposing, discharging, injecting, spilling, leaking, leaching, dumping, emitting, escaping, emptying, seeping, placing and the like into or upon any land or water or air or otherwise entering into the Environment.

     “Remedial Action” means all action to (a) clean up, remove, treat or handle in any other way Hazardous Materials in the Environment; (b) prevent the Release of Hazardous Materials so that they do not migrate, endanger or threaten to endanger public health or the Environment; or (c) perform remedial investigations, feasibility studies, corrective actions, closures and post-remedial or post-closure studies, investigations, operations, maintenance and monitoring.

     “SEC” means the United States Securities and Exchange Commission.

     “Securities Act” means the Securities Act of 1933, as amended.

     “Software” means computer software, programs and databases in any form, including Internet web sites, web content and links, all versions, updates, corrections, enhancements, replacements, and modifications thereof, and all documentation related thereto.

     “Subsidiaries” means the WFOE, Wang Xing and any and all corporations, partnerships, limited liability companies, joint ventures, associations and other entities controlled by any of the Founders, directly or indirectly, through one or more intermediaries, through which any of the Business is conducted.

     “Tax” or “Taxes” shall mean any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority or taxing authority, including: taxes or other charges on or with respect to income, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes; license, registration and documentation fees; and customers’ duties, tariffs and similar charges.

     “U.S. GAAP” means United States generally accepted accounting principles and practices in effect from time to time applied consistently throughout the periods involved.

     SECTION 1.02. Definitions The following terms have the meanings set forth in the Sections set forth below:

Definition	Location
“2004 Additional Consideration”	2.02	(c)
“2004 Reference Income”	2.02	(c)
“2005 Additional Consideration”	2.02	(d)
“2005 Reference Income”	2.02	(d)
“Aggregate Purchase Price”	2.02	(a)
“Agreement”	Preamble
“Business”	Recitals
“Closing”	2.03
“Closing Date”	2.03
“Company”	Preamble
“Company Common Stock”	Recitals
“Company Marks”	5.07
“Deposit Amount”	5.13
“Employment Contracts”	5.10
“Equity Transfer Agreement”	Recitals
“Escrow Agent”	5.13
“Escrow Agreement”	5.13
“Financial Statements”	3.06	(a)
“Founders”	Preamble
“Initial Cash Consideration”	2.02	(b)
“Initial Purchase Price”	2.02	(a)
“Initial Share Consideration”	2.02	(b)
“Loss”	7.02	(a)
“Material Contracts”	3.10	(a)
“Maximum Number of Securities”	2.10	(c)
“Participating Piggy-Back Holders”	2.10	(b)
“Permits”	3.09	(a)
“Piggy-Back Registration Statement”	2.10	(a)
“Piggy-Back Registration”	2.10	(a)
“Plans”	3.15	(a)
“PRC”	Recitals
“Purchaser”	Preamble
“Purchaser Designees”	Recitals
“Purchaser Options”	4.03	(a)
“Purchaser Ordinary Shares”	2.02	(b)
“Purchaser Preference Shares”	4.03	(a)
“Purchaser SEC Reports”	4.04	(a)
“Purchaser Stock Option Plans”	4.03	(a)
“Registered Capital”	Recitals
“Registrable Securities”	2.10	(a)
“Restricted Period”	5.08	(a)
“Sellers”	Preamble
“Shares”	Recitals
“Third Party Claims”	7.02	(b)
“Wang Xing”	Recitals
“WFOE”	Recitals

     SECTION 1.03. Interpretation and Rules of Construction. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

     (a) when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or a Schedule or Exhibit to, this Agreement unless otherwise indicated;

     (b) the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

     (c) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;

     (d) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

     (e) all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

     (f) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

     (g) any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law or statute as from time to time amended, modified or supplemented, including by succession of comparable successor Laws;

     (h) references to a Person are also to its successors and permitted assigns; and

     (i) the use of “or” is not intended to be exclusive unless expressly indicated otherwise.

ARTICLE II

PURCHASE AND SALE

     SECTION 2.01. Purchase and Sale of the Shares and the Registered Capital. (a) Upon the terms and subject to the conditions of this Agreement, at the Closing, the Sellers shall sell, assign, transfer, convey and deliver, or cause to be sold, assigned, transferred, conveyed and delivered, to the Purchaser or to a subsidiary designated by the Purchaser, the Shares, and the Purchaser shall purchase or shall cause such subsidiary to purchase the Shares.

     (b) The Founders shall sell, assign, transfer, convey and deliver to the Purchaser Designees, and the Purchaser shall cause the Purchaser Designees to purchase, the Registered Capital pursuant to the terms of the Equity Transfer Agreement prior to the Closing.

     SECTION 2.02. Purchase Price; Additional Consideration(a). (a) The aggregate purchase price (the “Aggregate Purchase Price”) for the Shares and the covenants contained in Section 5.08 shall consist of (i) the Initial Purchase Price (as defined below) and (ii) the right to receive payments of additional consideration pursuant to paragraphs (c) and (d) of this Section 2.02; provided, however, in no event shall the Aggregate Purchase Price exceed one hundred and twenty five million U.S. dollars (U.S.$125,000,000). The aggregate purchase price for the Registered Capital shall be RMB ten million (RMB 10,000,000) payable in accordance with the terms of the Equity Transfer Agreement.

     (b) At the Closing, the Purchaser shall pay to the Sellers, in the aggregate, an initial purchase price of sixteen million six hundred ninety thousand eight hundred and ten U.S. dollars (U.S.$16,690,810) (the “Initial Purchase Price”), of which (i) eight million six hundred ninety one thousand and fifty six U.S. dollars (U.S.$8,691,056) in cash (the “Initial Cash Consideration”) shall be paid pursuant to Section 2.06(a) and (ii) such number of ordinary shares, par value U.S.$0.133 per share, of the Purchaser (the “Purchaser Ordinary Shares”) determined by dividing eight million U.S. dollars (U.S.$8,000,000) by the Average Closing Price (the “Initial Share Consideration”) shall be paid pursuant to Section 2.06(b).

     (c) Subject to paragraph (e) of this Section 2.02, in addition to the Initial Purchase Price, the Sellers shall be entitled to the payment of additional consideration (the “2004 Additional Consideration”) in an aggregate amount computed as follows:

     (i) if the Reference Income for the fiscal year ending December 31, 2004 (the “2004 Reference Income”) is greater than or equal to six million U.S. dollars (US$6,000,000) but less than eleven million U.S. dollars (US$11,000,000), the Sellers shall be entitled to receive from the Purchaser an aggregate amount equal to the product obtained by multiplying the 2004 Reference Income by one point five (1.5); and

     (ii) if the 2004 Reference Income is greater than or equal to eleven million U.S. dollars (US$11,000,000), the Sellers shall be entitled to receive from the Purchaser an aggregate amount equal to the product obtained by multiplying the 2004 Reference Income by two (2).

     (d) Subject to paragraph (e) of this Section 2.02, in addition to the Initial Purchase Price and, if any, the 2004 Additional Consideration, the Sellers shall be entitled to the payment of additional consideration (the “2005 Additional Consideration”) in an aggregate amount computed as follows:

     (i) if the Reference Income for the fiscal year ending December 31, 2005 (the “2005 Reference Income”) is greater than or equal to twelve million U.S. dollars (US$12,000,000) but less than eighteen million five hundred thousand U.S. dollars (US$18,500,000), the Sellers shall be entitled to receive from the Purchaser an aggregate amount equal to the product obtained by multiplying the 2005 Reference Income by one point five (1.5); and

     (ii) if the 2005 Reference Income is greater than or equal to eighteen million five hundred thousand U.S. dollars (US$18,500,000), the Sellers shall be entitled to receive from the Purchaser an aggregate amount equal to the product obtained by multiplying the 2005 Reference Income by two (2).

     (e) No 2004 Additional Consideration shall be payable if (i) the 2004 Reference Income is less than six million U.S. dollars (U.S.$6,000,000) or (ii) any Seller or Founder has failed to comply in all material respects with the covenants set forth in Article V of this Agreement and, in the case of the Founders, the covenants set forth in any Employment Contract to which such Founder is a party. No 2005 Additional Consideration shall be payable if (i) the Sellers are not entitled to the 2004 Additional Consideration pursuant to this Section 2.02, (ii) the 2005 Reference Income is less than twelve million U.S. dollars (U.S.$12,000,000), or (iii) any Seller or Founder has failed to comply in all material respects with the covenants set forth in Article V of this Agreement and in any Employment Contract to which such Founder is a party.

     (f) All determinations with respect to the 2004 Reference Income and the 2005 Reference Income shall be based on the audited financial statements of the Company and the Subsidiaries prepared in accordance with U.S. GAAP applied on a consistent basis and shall be made by the Purchaser’s independent certified public accountants as soon as is reasonably practicable.

     (g) The 2004 Additional Consideration or the 2005 Additional Consideration, if any, shall be paid, within ten (10) Business Days after the determination made pursuant to paragraph(f) above, as follows: (i) cash in U.S. dollars equal to sixty percent (60%) of the 2004 Additional Consideration or the 2005 Additional Consideration (as applicable) by wire transfer in immediately available funds to the bank accounts designated by the Sellers and (ii) the number of Purchaser Ordinary Shares determined by dividing (A) forty percent (40%) of the 2004 Additional Consideration or the 2005 Additional Consideration (as applicable) by (B) the Average Closing Price. The 2004 Additional Consideration or the 2005 Additional Consideration, if any, shall be allocated among the Sellers in accordance with Column C of Exhibit C hereto.

     SECTION 2.03. Closing. Subject to the terms and conditions of this Agreement, the sale and purchase of the Shares contemplated by this Agreement shall take place at a closing (the “Closing”) to be held at the offices of Shearman & Sterling LLP, 2318 China World Tower Two, 1 Jianguomenwai Dajie, Beijing, China on the fifth Business Day following the satisfaction or, if permissible, waiver of all conditions to the obligations of the parties set forth in Article VI hereof (other than those conditions that will be satisfied at the Closing) or at such other place or at such other time or on such other date as the parties may mutually agree upon in writing. The date and time of the Closing are herein referred to as the “Closing Date”.

     SECTION 2.04. Closing Deliveries by the Company. At the Closing, the Company shall deliver and the Sellers and the Founders shall cause to be delivered to the Purchaser:

     (a) a true and complete copy, certified by the Secretary or an Assistant Secretary of the Company, of (i) the board resolutions duly and validly adopted by the Board of Directors of the Company and (ii) the resolutions of the shareholders of the Company, evidencing their respective authorization and approval of the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;

     (b) a certificate of the Secretary or an Assistant Secretary of the Company certifying the names and signatures of the officers of the Company authorized to sign this Agreement and the other documents to be delivered hereunder;

     (c) to the Purchaser Designees, investment certificates issued by Wang Xing evidencing the ownership of the Registered Capital by the Purchaser Designees;

     (d) all filings, consents, approvals, permits and authorizations set forth in Section 6.02(iv);

     (e) executed counterparts of the Employment Contracts; and

     (f) a certificate of a duly authorized officer of the Company certifying as to the matters set forth in Section 6.02(i).

     SECTION 2.05. Closing Deliveries by the Sellers. At the Closing, each Seller shall deliver or cause to be delivered to Purchaser:

     (a) stock certificates evidencing the Shares duly endorsed in blank, or accompanied by stock powers duly executed in blank, in form satisfactory to Purchaser and with all required stock transfer tax stamps affixed;

     (b) a receipt for the Initial Purchase Price;

     (c) the original and duplicate copies of the business license of Wang Xing issued by Shenzhen Municipal Administration of Industry and Commerce evidencing the completion of the transactions contemplated by the Equity Transfer Agreement; and

     (d) a certificate certifying as to the matters set forth in Section 6.02(i).

     SECTION 2.06. Closing Deliveries by the Purchaser. At the Closing, the Purchaser shall deliver to the Company, the Founders or the Sellers (as applicable):

     (a) to each Seller an amount set forth opposite such Seller’s name on Column A of Exhibit C hereto in cash in U.S. dollars by wire transfer in immediately available funds to the bank account designated by such Seller;

     (b) to each Seller a share certificate representing the number of Purchaser Ordinary Shares set forth opposite such Seller’s name on Column B of Exhibit C hereto in the name of such Seller;

     (c) a true and complete copy, certified by the Secretary or an Assistant Secretary of the Purchaser, of the resolutions duly and validly adopted by the Board of Directors of the Purchaser evidencing (i) its authorization and approval of the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (ii) its authorization of the issuance of Purchaser Ordinary Shares to be issued to the Sellers pursuant to paragraph (b) of this Section 2.06;

     (d) a certificate of the Secretary or an Assistant Secretary of the Purchaser certifying the names and signatures of the officers of the Purchaser authorized to sign this Agreement and the other documents to be delivered hereunder;

     (e) executed counterparts of the Employment Contracts; and

     (f) a certificate of a duly authorized officer of the Purchaser certifying as to the matters set forth in Section 6.01(i).

     SECTION 2.07. Adjustments upon Certain Events. (a) In the event of any change in the number of outstanding shares of Purchaser Ordinary Shares by reason of a stock dividend, split-up, recapitalization, combination, exchange of shares or similar transaction or any other extraordinary change in the corporate or capital structure of the Purchaser, the number of Purchaser Ordinary Shares to be paid by the Purchaser as part of the Aggregate Purchase Price shall be adjusted appropriately, so that the Sellers shall receive the number and class of shares or other securities that the Sellers would have received in respect of the Purchaser Ordinary Shares as if the Sellers had received such Purchaser Ordinary Shares as part of the Aggregate Purchase Price immediately prior to such event or the record date therefor, as applicable.

     (b) In the event that the Purchaser shall enter into an agreement (other than this Agreement) (a) to consolidate with or merge into any Person, other than the Company or any Subsidiary, and shall not be the continuing or surviving corporation of such consolidation or merger, (b) to permit any Person, other than the Company or any Subsidiary, to merge into the Purchaser and the Purchaser shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of the Purchaser Ordinary Shares shall be changed into or exchanged for stock or other securities of the Purchaser or any other Person or cash or then outstanding shares of the Purchaser Ordinary Shares shall after such merger represent less than 50% of the outstanding shares and share equivalents of the surviving corporation or (c) to sell or otherwise transfer all or substantially all of its assets to any Person, other than the Company or any Subsidiary, then, and in each such case, proper provision shall be made in the agreements governing such transaction so that the Sellers shall receive, upon the payment by the Purchaser of such Purchaser Ordinary Shares as part of the Aggregate Purchase Price, the number and class of shares or other securities that the Sellers would have received in respect of the Purchaser Ordinary Shares if the Sellers had received such Purchaser Ordinary Shares as part of the Aggregate Purchase Price immediately prior to such transaction or the record date therefor, as applicable.

     SECTION 2.08. No Fractional Shares. No certificates or scrip representing fractional Purchaser Ordinary Shares shall be issued in connection with the payment of the Aggregate Purchase Price, and such fractional share interests will not entitle the owner thereof to vote or to any other rights of a shareholder of the Purchaser. Each holder of a fractional share interest shall be paid an amount in cash (without interest) equal to the product obtained by multiplying (i) such fractional share interest to which such holder (after taking into account all fractional share interests then held by such holder) would otherwise be entitled by (ii) the Average Closing Price.

     SECTION 2.09. No Registration. (a) The Purchaser Ordinary Shares to be issued pursuant to this Agreement have not been, and will not be, registered under the Securities Act, and will be issued in a transaction that is exempt from the registration requirements of the Securities Act. Such Purchaser Ordinary Shares will be “restricted securities” under the U.S. federal securities laws and cannot be offered or resold except pursuant to registration under the Securities Act or an available exemption from registration. All certificates representing such Purchaser Ordinary Shares shall bear, in addition to any other legends required under applicable securities laws, the following legend:

“The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and may not be transferred except pursuant to registration under the Securities Act or pursuant to an available exemption from registration.”

     (b) Such legend shall be removed at such time as the Purchaser Ordinary Shares represented by such certificate have been registered under the Securities Act or otherwise as appropriate. In order to prevent any transfer from taking place in violation of this Agreement or applicable law, the Purchaser may, in its reasonable discretion, cause a stop transfer order to be placed with its transfer agent(s) with respect to the Purchaser Ordinary Shares.

     SECTION 2.10. Registration Rights. (a) If after the first anniversary of the Closing, the Purchaser proposes to file on its behalf and/or on behalf of any holder of the Purchaser Ordinary Shares (other than a holder of the Purchaser Ordinary Shares issued pursuant to this Agreement) a registration statement under the Securities Act on any form (other than a registration statement on Form S-4 or S-8 or any successor form for securities to be offered in a transaction of the type referred to in Rule 145 under the Securities Act or to employees of the Purchaser pursuant to any employee benefit plan, respectively) for the registration (a “Piggy-Back Registration”) of the Purchaser Ordinary Shares (the “Registrable Securities”), it will give written notice to the Sellers at least twenty (20) days before the initial filing with the SEC of such piggy-back registration statement (a “Piggy-Back Registration Statement”), which notice shall set forth the intended method of disposition of the securities proposed to be registered by the Purchaser. The notice shall offer to include in such filing the aggregate number of shares of the Registrable Securities as such Seller may request.

     (b) Each Seller desiring to have Registrable Securities registered under this Section 2.10(b) (“Participating Piggy-Back Holders”) shall advise the Purchaser in writing within ten (10) days after the date of receipt of such offer from the Purchaser, setting forth the amount of such Registrable Securities for which registration is requested. The Purchaser shall thereupon include in such filing the number or amount of Registrable Securities for which registration is so requested, subject to Section 2.10(c) below, and shall use its reasonable efforts to effect registration of such Registrable Securities under the Securities Act.

     (c) If the Piggy-Back Registration relates to an underwritten public offering and the managing underwriter of such proposed public offering advises in writing that, in its opinion, the amount of Registrable Securities requested to be included in the Piggy-Back Registration in addition to the securities being registered by the Purchaser would be greater than the total number of securities which can be sold in the offering without having a material adverse effect on the distribution of such securities or otherwise having a material adverse effect on the marketability thereof (the “Maximum Number of Securities”), then:

     (i) in the event the Purchaser initiated the Piggy-Back Registration, the Purchaser shall include in such Piggy-Back Registration first, the securities the Purchaser proposes to register and second, the securities of all other selling security holders, including the Participating Piggy-Back Holders, to be included in such Piggy-Back Registration in an amount which together with the securities the Purchaser proposes to register, shall not exceed the Maximum Number of Securities, such amount to be allocated among such selling security holders on a pro rata basis (based on the number of securities of the Purchaser held by each such selling security holder);

     (ii) in the event any holder of securities of the Purchaser initiated the Piggy-Back Registration, the Purchaser shall include in such Piggy-Back

Registration first, the securities such initiating security holder proposes to register, second, the securities of any other selling security holders (including Participating Piggy-Back Holders), in an amount which together with the securities the initiating security holder proposes to register, shall not exceed the Maximum Number of Securities, such amount to be allocated among such other selling security holders on a pro rata basis (based on the number of securities of the Purchaser held by each such selling security holder) and third, any securities the Purchaser proposes to register, in an amount which together with the securities the initiating security holder and the other selling security holders propose to register, shall not exceed the Maximum Number of Securities.

     (d) All expenses incurred in connection with each registration pursuant to Sections 2.10 (b) and (c) of this Agreement, excluding underwriters’ discounts and commissions, but including without limitation all registration, filing and qualification fees, word processing, duplicating, printers’ and accounting fees, fees of the NASD or listing fees, messenger and delivery expenses, all fees and expenses of complying with state securities or blue sky laws, fees and disbursements of counsel for the Purchaser shall be paid by the Purchaser, except that the Sellers shall bear and pay (i) underwriting commissions and discounts applicable to securities offered for their account in connection with any registrations, filings and qualifications made pursuant to Sections 2.10 (b) and (c) hereof and (ii) any fees and expenses incurred in respect of counsel or other advisors to the Sellers.

ARTICLE III

REPRESENTATIONS AND WARRANTIES
OF THE COMPANY, EACH SELLER AND EACH SHAREHOLDER

     As an inducement to the Purchaser to enter into this Agreement, the Company, each Seller and each Founder, jointly and severally, represent and warrant to the Purchaser as follows:

     SECTION 3.01. Organization and Qualification. Each of the Company and the Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Neither the Company nor any Subsidiary has conducted any business in any jurisdiction other than in the PRC. The Company has heretofore made available to the Purchaser a complete and correct copy of the Certificate of Incorporation and the By-laws or the equivalent organizational documents of the Company and each Subsidiary. Such Certificates of Incorporation and By-laws or equivalent organizational documents are in full force and effect. Neither the Company nor any Subsidiary is in violation of any of the provisions of its Certificate of Incorporation or By-laws or equivalent organizational documents.

     SECTION 3.02. Subsidiaries; Sellers. (a) Section 3.02(a) of the Disclosure Schedule sets forth a true and complete list of all Subsidiaries, listing for each Subsidiary its name, type of entity, the jurisdiction and date of its incorporation or organization, its authorized capital stock, registered capital, partnership capital or equivalent, the number and type of its issued and outstanding shares of capital stock, registered capital, partnership interests or similar ownership interests and the current ownership of such shares, partnership interests or similar ownership interests. The Company owns all of the subscribed registered capital of the WFOE free and clear of all Encumbrances.

     (b) Other than the Company, the Subsidiaries and the Sellers, there are no other corporations, partnerships, joint ventures, associations or other entities that participate in or that are involved in the Business (i) in which any of the Founders owns, of record or beneficially, any direct or indirect equity or other interest or any right (contingent or otherwise) to acquire the same or (ii) which are owned or controlled by any other Person.

     SECTION 3.03. Authority; No Conflict; Required Filings and Consents. (a) Each of the Company and the Subsidiaries has all necessary corporate (or other requisite) power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements by the Company and each Subsidiary that is a party thereto and the consummation by the Company and each such Subsidiary of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate (or other requisite) action and no other corporate (or other requisite) proceedings on the part of the Company or any Subsidiary are necessary to authorize this Agreement or the Ancillary Agreements or to consummate the transactions contemplated hereby or thereby. This Agreement has been, and upon their execution the Ancillary Agreements shall have been, duly and validly executed and delivered by the Company and each Subsidiary that is a party thereto and, assuming the due authorization, execution and delivery by the Purchaser, constitutes, and upon their execution the Ancillary Agreements shall constitute, a legal, valid and binding obligation of the Company and each Subsidiary that is a party thereto, enforceable against the Company and such Subsidiary in accordance with their respective terms.

     (b) The execution and delivery of this Agreement and the Ancillary Agreements by the Company and each Subsidiary that is a party thereto do not, and the performance of this Agreement and the Ancillary Agreements by the Company and each such Subsidiary will not, (i) conflict with or violate the Certificate of Incorporation or By-laws or equivalent organizational documents of the Company or any Subsidiary, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 3.03(c) of the Disclosure Schedule have been obtained and all filings and obligations described in Section 3.03(c) of the Company Disclosure Schedule have been made, conflict with or violate any Law applicable to the Company or any Subsidiary or by which any Asset is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance on any capital stock or registered capital of the Company or any Subsidiary, including the Shares and the Registered Capital or on any Asset pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation.

     (c) Except as disclosed in Section 3.03(c) of the Disclosure Schedule, the execution and delivery of this Agreement and the Ancillary Agreements by the Company and each Subsidiary that is a party thereto do not, and the performance of this Agreement and the Ancillary Agreements by the Company and each such Subsidiary will not, require any consent, approval, authorization or permit of, or filing with or notification to, any third party or any Governmental Authority.

     SECTION 3.04. Capitalization of the Company; Subsidiaries(a) . (a) The authorized capital stock of the Company consists of 50,000 shares, par value US$1.00 of Company Common Stock. As of the date hereof, (i) 10,000 shares of Company Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable and are owned of record and beneficially by the Sellers, free and clear of any Encumbrances (other than Encumbrances created by this Agreement), in the amounts set forth on Part I of Exhibit A hereto, (ii) no shares of Company Common Stock are held in the treasury of the Company, (iii) 40,000 shares of Company Common Stock are reserved for future issuance. Except for 50,000 shares of Company Common Stock, there are no other shares of capital stock or securities convertible into or exercisable for shares of capital stock of the Company issued and outstanding. There are no options, warrants, notes, convertible securities, rights of first refusal, preemptive rights, subscription rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or obligating the Company to issue or sell any shares of capital stock, options, warrants or convertible securities of, or other interests in, the Company. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of the Company. Except for this Agreement, there are no voting trusts, shareholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Shares. There are no material outstanding contractual obligations of the Company to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Person. Upon the Closing, (i) the Purchaser will own all of the issued and outstanding capital stock of the Company free and clear of all Encumbrances and (ii) the Shares will be fully paid and nonassessable.

     (b) All of the outstanding shares of capital stock of each Subsidiary that is a corporation are validly issued, fully paid, nonassessable and, except with respect to wholly owned Subsidiaries, free of preemptive rights and are owned, whether directly or indirectly, free and clear of all Encumbrances. There are no options, warrants, notes, convertible securities, rights of first refusal, preemptive rights, subscription rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock or registered capital of any Subsidiary or obligating any Subsidiary to issue or sell any shares of capital stock, options, warrants or convertible securities or other interest in, any Subsidiary. There are no outstanding contractual obligations of any Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of any Subsidiary. Except for this Agreement and the Equity Transfer Agreement, there are no voting trusts, shareholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any shares of capital stock or registered capital of or any other interests in any Subsidiary. There are no material outstanding contractual obligations of any Subsidiary to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Person.

     SECTION 3.05. Capitalization of Wang Xing. The Registered Capital of Wang Xing is RMB 2,000,000 of which 35.64% is held by Wang Bin, 17.01% is held by Zhang Shulue, 12.15% is held by Ji Bin, 12.15% is held by Diao Duanlin, 9.00% is held by Li Wei, 4.05% is held by Zhang Yali, 4.00% is held by Xie Xin, 3.00% is held by Rao Wenhua, and 3.00% is held by Jin Zhiqiang. The Registered Capital is owned by the Founders free and clear of any Encumbrances (other than Encumbrances created by this Agreement or the Equity Transfer Agreement). Upon the consummation of the transactions contemplated by the Equity Transfer Agreement, the Purchaser Designees will own all of the Registered Capital of Wang Xing free and clear of all Encumbrances.

     SECTION 3.06. Financial Statements. (a) True and complete copies of the Reference Balance Sheet and the unaudited balance sheets of Wang Xing as at December 31, 2003 and January 31, 2004, respectively, and the related unaudited statements of operations, income, retained earnings, stockholders’ equity and cash flows for the fiscal year ended as of December 31, 2003 and for the month ended as of January 31, 2004, respectively, together with all related notes and schedules thereto (collectively, the “Financial Statements”) have been delivered by the Company to the Purchaser. Except as set forth in Section 3.06(a) of the Disclosure Schedule, the Financial Statements (i) were prepared in accordance with the books of account and other financial records of the Company and the Subsidiaries, (ii) present fairly the consolidated financial condition and results of operations of the Company and the Subsidiaries as of the dates thereof or for the respective periods indicated therein, (iii) have been prepared in accordance with both PRC GAAP and U.S. GAAP applied on a basis consistent with the past practices of the Company and the Subsidiaries and (iv) include all adjustments (consisting only of normal recurring accruals) that are necessary for a fair presentation of the consolidated financial condition of the Company and the Subsidiaries and the results of the operations of the Company and the Subsidiaries as of the dates thereof or for the periods covered thereby.

     (b) There are no Liabilities of the Company or the Subsidiaries other than Liabilities (i) reflected or reserved against on the Reference Balance Sheet, or (ii) incurred since January 31, 2004 in the ordinary course of business consistent with past practice that would not be material to the Company or Wang Xing under PRC GAAP. Reserves are reflected on the Reference Balance Sheet against all Liabilities of the Company and the Subsidiaries in amounts that have been established on a basis consistent with the past practices of the Company and the Subsidiaries and in accordance with PRC GAAP.

     (c) Complete and accurate copies of all Computer Records at the end of each calendar month of 2003 and January of 2004 have been provided by the Company to the Purchaser. Computer Records: (i) are in all material respects complete and correct, and do not contain or reflect any material inaccuracies or discrepancies and (ii) have been maintained in accordance with good business and accounting practices.

     SECTION 3.07. Absence of Certain Changes or Events. Since December 31, 2003, except as otherwise permitted by this Agreement, the Company and each Subsidiary has conducted its business only in the ordinary course and in a manner consistent with past practice.

     SECTION 3.08. Properties. (a) The Company and the Subsidiaries own good, valid and marketable title to all of the tangible personal property shown on the Reference Balance Sheet and thereafter acquired, free and clear of all Encumbrances, except for Permitted Encumbrances, and except for inventory and other personal property sold, exchanged or otherwise disposed of in the ordinary course of business and in a manner consistent with past practice.

     (b) Neither the Company nor any of its Subsidiaries has any Owned Real Property.

     (c) Section 3.08(c) of the Disclosure Schedule lists: (i) the street address of each parcel of Leased Real Property, (ii) the identity of the lessor, lessee and current occupant (if different from lessee) of each such parcel of Leased Real Property, (iii) the terms (referencing applicable renewal periods) and rental payment amounts (including all escalations) pertaining to each such parcel of Leased Real Property, and (iv) the current use of each such parcel of Leased Real Property.

     (b) There is no material violation of any Law (including any building, planning or zoning Law) relating to any of the Real Property. Neither the Company nor any Subsidiary has leased or subleased any parcel or any portion of any parcel of Real Property to any other Person and no other Person has any rights to the use, occupancy or enjoyment thereof pursuant to any lease, sublease, license, occupancy or other agreement, nor has the Company or any Subsidiary assigned its interest under any lease or sublease listed in Section 3.08(c) of the Disclosure Schedule to any third party. There are no condemnation proceedings or eminent domain proceedings of any kind or other matters affecting materially and adversely the current use, occupancy or value of the Real Property pending or, to the knowledge of the Company after due inquiry, threatened against the Real Property. Each parcel of Owned Real Property is owned by the Company or its Subsidiary under a Real Property Title Certificate (or similar title certificate), and each lease agreement in respect of each parcel of Leased Real Property has been registered with the appropriate Governmental Authority. To the best knowledge of the Company after due inquiry, there are no facts that would prevent the Real Property from being occupied by the Company or any Subsidiary, as the case may be, after the Closing in the same manner as occupied by the Company or such Subsidiary immediately prior to the Closing.

     SECTION 3.09. Permits; Compliance. (a) The Company and each Subsidiary is in possession of all material franchises, grants, authorizations, licenses, certifications, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for the Company and each Subsidiary to own, lease and operate its properties or to carry on its business as it is now being conducted in the jurisdictions in which it is now being conducted (the “Permits”), and no suspension or cancellation of any of the Permits is pending or, to the knowledge of the Company, threatened.

     (a) Except as disclosed in Section 3.09(b) of the Disclosure Schedule, the Company and the Subsidiaries have each conducted and continue to conduct the Business in accordance with all Laws applicable to the Company or any Subsidiary or the Assets and neither the Company nor any Subsidiary is in conflict with, or in default or violation of, any such Law or any Permits.

     SECTION 3.10. Contracts and Commitments. (a) Section 3.10(a) of the Disclosure Schedule lists each of the following contracts and agreements, whether written or oral, to which the Company or any Subsidiary is a party as of the date hereof (such contracts and agreements, being “Material Contracts”):

     (i) any contract or agreement (including, without limitation, purchase orders and acknowledgements) which (A) is likely to involve consideration in excess of US$50,000 during the fiscal year ending December 31, 2004, (B) is likely to involve consideration in excess of US$100,000 over the remaining term of such contract or agreement or (C) except employment agreements with the employees (other than the senior management) of WFOE and Wang Xing, cannot be cancelled by the Company or such Subsidiary without penalty or further payment and without more than 30 days’ notice;

     (ii) any sales, distributor, dealer, franchise, agency, promotion, marketing or advertising contract or agreement;

     (iii) any management contract or agreement or contract or agreement with independent contractors, consultants or advisors that is not cancelable without penalty or further payment and without more than 30 days’ notice;

     (iv) any contract or agreement relating to Indebtedness and the respective principal amounts outstanding thereunder as of the date of this Agreement;

     (v) any contract or agreement with any Governmental Authority;

     (vi) any contract or agreement that limits or purports to limit the ability of the Company or any Subsidiary, or, to the Company’s knowledge, any employee of the Company or any Subsidiary, to compete in any line of business or with any person or in any geographic area or during any period of time;

     (vii) any contact or agreement that contains restrictions with respect to payment of dividends or any other distribution in respect of the capital stock or registered capital of the Company or any Subsidiary;

     (viii) any contract or agreement concerning a partnership or joint venture;

     (ix) any contract or agreement with any employee, consultant or advisor of the Company or any Subsidiary or other person, including any existing severance (including early retirement and redundancy) plans or arrangements for any current or former employee of the Company or any Subsidiary;

     (x) any contract or agreement relating to the Real Property;

     (xi) any contract or agreement under which the Company or any Subsidiary is lessee of or holds or operates any personal property providing for payments in excess of US$100,000 annually;

     (xii) any contract or agreement relating to the acquisition or divestiture of the capital stock or other equity securities, registered capital, assets or business of any Person involving the Company or any Subsidiary or pursuant to which the Company or any Subsidiary has any Liability, contingent or otherwise;

     (xiii) any contract or agreement, other than contracts and agreements entered into in the ordinary course of business, which prevents the Company or any Subsidiary from disclosing confidential information;

     (xiv) any warranty, guaranty or other similar undertaking with respect to a contractual performance extended by the Company or any Subsidiary;

     (xv) any contract or agreement pursuant to which the Company or any Subsidiary has agreed to defend, indemnify or hold harmless any other Person;

     (xvi) any contract or agreement under which the Company or any Subsidiary has advanced or loaned any amount to any stockholder, director, officer or employee of the Company or any Subsidiary;

     (xvii) any contract or agreement between the Company or any Subsidiary on the one hand and any Founder or Seller or any Affiliate, spouse or relative of a Founder or Seller on the other hand;

     (xviii) any inter-company contract or agreement between the Company or any Subsidiary on the one hand, and any Subsidiary or Affiliate of a Subsidiary on the other hand;

     (xix) the IP Agreements;

     (xx) any agreement pursuant to which the Company or any Subsidiary has agreed to settle any Liability for Taxes;

     (xxi) any agreement pursuant to which the Company or any Subsidiary has agreed to shift or allocate the Liability of the Company or any other person for Taxes; and

     (xxii) any other contract or agreement, whether or not made in the ordinary course of business, which is material to the Company, any Subsidiary or the conduct of the Business, or the absence of which would have a Material Adverse Effect.

     (b) Each Material Contract: (i) is legal, valid, binding and enforceable on the parties thereto and is in full force and effect and (ii) upon consummation of the transactions contemplated by this Agreement shall continue in full force and effect and shall not give rise to any termination, amendment, acceleration, cancellation or penalty or other adverse consequence. None of the Company, any Subsidiary or any Founder is in breach of, or default under, any Material Contract.

     (c) To the best knowledge of the Company and the Founders after due inquiry, no other party to any Material Contract is in breach thereof or default thereunder (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a breach thereof or default thereunder), and none of the Company, any Subsidiary or any Founder has received any notice of termination, cancellation, breach or default under any Material Contract.

     (d) The Company has made available to the Purchaser true and complete copies of all written Material Contracts, together with all material amendments, waivers or other changes thereto, and has been given a written description of all oral contracts.

     (e) There is no contract, agreement or other arrangement granting any Person any preferential right to purchase, other than in the ordinary course of business consistent with past practice, any of the Assets, Shares or Registered Capital. There is no contract or agreement to which a Founder or Seller or any spouse or relative or Affiliate of such Founder or Seller is a party or is otherwise obligated relating to the Business, other than any Material Contract.

     SECTION 3.11. Intellectual Property(a) . (a) Section 3.11(a) of the Disclosure Schedule sets forth a true and complete list of (i) patents and patent applications, trademark registrations and trademark applications, copyright registrations and copyright applications, Software and Internet domain names included in the Owned Intellectual Property, (ii) the IP Agreements, (iii) other Owned Intellectual Property that is material to the Business and (iv)

any Licensed Intellectual Property that is material to the Business. Except for the Owned Intellectual Property and the Licensed Intellectual Property, there are no other items of Intellectual Property that are material to the ordinary conduct of the business of the Company.

     (b) The operation of the business of the Company and the Subsidiaries as currently conducted or as contemplated to be conducted, and the use of the Owned Intellectual Property and the Licensed Intellectual Property in connection therewith, do not conflict with, infringe, dilute, misappropriate or otherwise violate the Intellectual Property of any third party, and no claim is pending or threatened against the Company or any Subsidiary alleging any of the foregoing.

     (c) To the best knowledge of the Company or any Founder after due inquiry, no person is engaging in any activity or using any Intellectual Property that infringes, dilutes, misappropriates or otherwise violates or conflicts with the Owned Intellectual Property or Licensed Intellectual Property.

     (d) The Company and the Subsidiaries are the exclusive owners of the entire and unencumbered right, title and interest in and to each item of the Owned Intellectual Property, and are entitled to use the Owned Intellectual Property and Licensed Intellectual Property in the ordinary course of their business as presently conducted or as contemplated to be conducted subject only to the terms of the IP Agreements.

     (e) To the best knowledge of the Company and the Founders after due inquiry, the Owned Intellectual Property and the Licensed Intellectual Property are subsisting, valid and enforceable and have not been adjudged invalid or unenforceable in whole or in part. To the best knowledge of the Company and the Founders after due inquiry, the Owned Intellectual Property and the Licensed Intellectual Property, is not subject to any outstanding consent, settlement, decree, order, injunction, judgment or ruling restricting the use of such Intellectual Property or that would impair the validity or enforceability of such Intellectual Property.

     (f) To the best knowledge of the Founders after due inquiry, no legal proceedings have been asserted, are pending or are threatened against the Company or any Subsidiary (i) based upon or challenging or seeking to deny or restrict the use by the Company or any Subsidiary of any of the Owned Intellectual Property or Licensed Intellectual Property, (ii) alleging that any services provided by, processes used by, or products manufactured, used or sold by the Company or any Subsidiary infringe, misappropriate or otherwise violate any Intellectual Property right of any third party, or (iii) alleging that the Licensed Intellectual Property is being licensed in conflict with the terms of any license or other agreement.

     (g) Neither the Company nor any Subsidiary has granted any license or other right to any third party with respect to the Owned Intellectual Property or Licensed Intellectual Property. The consummation of the transactions contemplated by this Agreement will not result in the termination or impairment of any Owned Intellectual Property or the IP Agreements.

     (h) The Company and each Subsidiary has maintained the confidentiality of its trade secrets and other confidential Intellectual Property. There has been no misappropriation of any trade secrets or other confidential Intellectual Property of the

Company or any Subsidiary by any person. No employee, independent contractor or agent of the Company or any Subsidiary has misappropriated any trade secrets of any other Person. Each technical employee, contractor or agent of the Company and the Subsidiaries has executed a non-disclosure agreement and assignment of invention agreement. No employee, independent contractor or agent of the Company or any Subsidiary is in default or breach of any term of any employment agreement, non-disclosure agreement, assignment of invention agreement or similar agreement or contract relating in any way to the protection, ownership, development, use or transfer of Intellectual Property. The Company and each Subsidiary has the right to use all software development tools, library functions, compilers and other third party software that are material to the Business.

     SECTION 3.12. Litigation. There are no Actions by or against the Company or any Subsidiary or otherwise affecting any of the Assets or the Business pending before any Governmental Authority (or, to the best knowledge of the Company or any Founder after due inquiry, threatened to be brought by or before any Governmental Authority). None of the Company, the Subsidiaries or any material Asset is subject to any Governmental Order (nor, to the best knowledge of the Company or any Founder after due inquiry, are there any such Governmental Orders threatened to be imposed by any Governmental Authority) or any continuing order of, judgment, award, consent decree, injunction, order or settlement or other similar written agreement with any Governmental Authority (nor, to the best knowledge of the Company after due inquiry, is there any continuing investigation by any Governmental Authority).

     SECTION 3.13. Environmental Matters(a). (a) Except as set forth in Section 3.13 of the Disclosure Schedule:

     (i) The Company and each Subsidiary are in compliance with all applicable Environmental Laws and all Environmental Permits.

     (ii) There has been no Release of any Hazardous Material on any of the Real Property or, during the period of the Company’s or any Subsidiary’s ownership, lease, use or occupancy thereof, on any property formerly owned, leased, used or occupied by the Company or any Subsidiary.

     (iii) There are no Environmental Claims pending or threatened against the Company, any Subsidiary or the Real Property, and to the best knowledge of the Company or any Founder after due inquiry there are no circumstances that can reasonably be expected to form the basis of any such Environmental Claim.

     (iv) Neither the Company nor any Subsidiary has any actual or alleged liability, whether fixed or contingent, under any Environmental Law.

(b)	Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will require any Remedial Action or notice to or consent of Governmental Authorities or third parties pursuant to any applicable Environmental Law or Environmental Permit.

     SECTION 3.14. Insurance. Section 3.14 of the Disclosure Schedule lists all insurance policies issued in favor of the Company or a Subsidiary, as the case may be.

     SECTION 3.15. Employee Benefit Matters. (a) Plans and Material Documents. Section 3.15(a) of the Company Disclosure Schedule lists (i) all employee benefit plans and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance or other contracts or agreements, whether legally enforceable or not, to which the Company or any Subsidiary is a party, with respect to which the Company or any Subsidiary has any obligation or that are maintained, contributed to or sponsored by the Company or any Subsidiary for the benefit of any current or former employee, officer or director of the Business, (ii) any contracts, arrangements or understandings between the Company or any Subsidiary and any employee of the Business including, without limitation, any contracts, arrangements or understandings relating to a sale of the Shares, the Registered Capital or the Business (collectively, the “Plans”). Each Plan is in writing and the Company has furnished the Purchaser with a true and complete copy of each Plan and has delivered to the Purchaser a true and complete copy of each material document, if any, prepared in connection with each such Plan. Except as disclosed on Section 3.15(a) of the Company Disclosure Schedule, there are no other employee benefit plans, programs, arrangements or agreements, whether formal or informal, whether in writing or not, to which the Company or any Subsidiary is a party, with respect to which the Company or any Subsidiary has any obligation or that are maintained, contributed to or sponsored by the Company or any Subsidiary for the benefit of any current or former employee, officer or director of the Business. Neither the Company nor any Subsidiary has any express or implied commitment, whether legally enforceable or not, (i) to create, incur liability with respect to or cause to exist any other employee benefit plan, program or arrangement, (ii) to enter into any contract or agreement to provide compensation or benefits to any individual or (iii) to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by applicable Law.

     (b) Absence of Certain Types of Plans. None of the Plans provides for the payment of separation, severance, termination or similar-type benefits to any person or obligates the Company or any Subsidiary to pay separation, severance, termination or similar-type benefits solely or partially as a result of any transaction contemplated by this Agreement and any Ancillary Agreements. None of the Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of the Company or any Subsidiary.

     (c) Compliance. Each Plan is now and always has been operated in all material respects in accordance with its terms and the requirements of all applicable Law. The Company and each Subsidiary have performed all obligations required to be performed by it under, are not in any respect in default under or in violation of, and the Company has no knowledge of any default or violation by any party to, any Plan. No action, claim or proceeding is pending or, to the knowledge of the Company, threatened with respect to any Plan (other than claims for benefits in the ordinary course) and no fact or event exists that could give rise to any such action, claim or proceeding.

     (d) Plan Contributions and Funding. (i) All employer and employee contributions, premiums or payments required to be made by applicable Law or by the terms of the Plan have been made on or before their due dates or, if applicable, accrued in accordance with applicable normal accounting practices.

     (ii) the fair market value of the assets of each funded Plan, the liability of each insurer for any Plan funded through insurance or the book reserve established for any

Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the date of this Agreement, with respect to all current and former participants in such Plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Plan and no transaction contemplated by this Agreement shall cause such assets or insurance obligations to be less than such benefit obligations; and

     (e) Registration of Plans. Each Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

     SECTION 3.16. Labor Matters. (a) neither the Company nor any Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company and each Subsidiary or in the Business, and currently there are no organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit that could affect the Company, any Subsidiary or the Business; (b) there are no controversies, strikes, slowdowns or work stoppages pending or, to the best knowledge of the Company after due inquiry, threatened between the Company or any Subsidiary and any of their respective employees, and neither the Company nor any Subsidiary has experienced any such controversy, strike, slowdown or work stoppage within the past three years; (c) neither the Company nor any Subsidiary has breached or otherwise failed to comply with the provisions of any collective bargaining or union contract and there are no grievances outstanding against the Company or any Subsidiary under any such agreement or contract that could materially and adversely affect the Company or any Subsidiary; (d) the Company and each Subsidiary are currently in compliance with all applicable Law relating to the employment of labor, including those related to wages, hours, collective bargaining and the payment and withholding of taxes and other sums as required by the appropriate Governmental Authority; and (e) there is no claim with respect to payment of wages, salary or overtime pay that has been asserted or is now pending or threatened before any Governmental Authority with respect to any persons currently or formerly employed by the Company or any Subsidiary.

     SECTION 3.17. Employees of the Business. (a) Section 3.17(a) of the Company Disclosure Schedule lists the name, the place of employment, the current annual salary rates, bonuses, deferred or contingent compensation, pension, accrued vacation, severance and other like benefits paid or payable (in cash or otherwise) in the current fiscal year, the date of employment and a description of the position and job function of each current salaried employee, officer, director, consultant or agent of the Company and each Subsidiary who is employed or otherwise engaged in the Business.

     (b) All directors, officers, management employees, and technical and professional employees of the Company and each Subsidiary are under written obligation to the Company and each Subsidiary, as applicable, to maintain in confidence all confidential or proprietary information acquired by them in the course of their employment and to assign to the Company and each Subsidiary, as applicable, all inventions made by them within the scope of their employment during such employment and for a reasonable period thereafter.

     SECTION 3.18. Certain Interests. (a) Except as set forth in Section 3.18(a) of the Disclosure Schedule, no officer, director, shareholder or Affiliate of the Company, any Subsidiary or any Seller, nor any Affiliate, relative or spouse of such officer, director or shareholder or Affiliate:

     (i) is a party to any agreement, contract, commitment, arrangement or transaction with the Company or any Subsidiary or is entitled to any payment or transfer of any Assets from the Company or any Subsidiary or has any direct or indirect interest in any Asset of the Company or any Subsidiary;

     (ii) has any direct or indirect financial interest in any competitor, supplier or customer of the Company or any Subsidiary or the Business; provided, however, that the ownership of securities representing no more than one percent of the outstanding voting power of any competitor, supplier or customer, and which are also listed on any national securities exchange, shall not be deemed to be a “financial interest” so long as the Person owning such securities has no other connection or relationship with such competitor, supplier or customer; or

     (iii) has outstanding any Indebtedness to the Company or any Subsidiary.

     (b) Except as set forth in Section 3.18(a) of the Disclosure Schedule, neither the Company nor any Subsidiary has any Liability or any other obligation of any nature whatsoever to any Founder or Seller or to any officer, director or shareholder of the Company or any Subsidiary or to any relative or spouse or Affiliate of any Founder or Seller or any such officer, director or shareholder.

     (c) All loans set forth in Section 3.18(a) of the Disclosure Schedule have been used solely for the personal expenses of the Founders and have not been used for any purpose relating to the Business conducted by the Company or any Subsidiary or otherwise as expenses of the Company or any Subsidiary.

     SECTION 3.19. Taxes. The Company and the Subsidiaries have timely filed, or will timely filed, all Tax returns and reports required to be filed by them with respect to Taxes for any period ending on or before the Closing Date, and all such Tax returns and reports are, or will be (as of the Closing Date), true, accurate and complete in all material respects. All Taxes shown as due and owing on such Tax returns have been paid or will be paid by the Closing Date except such Taxes are being contested in good faith and have been adequately reserved for. Neither the Company nor any Subsidiary has granted any waiver of any statute of limitations with respect to Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency. Neither the Company nor any of its Subsidiaries is a party to any income tax allocation or sharing agreement. There are no pending or, to the best knowledge of the Company and the Founders after due inquiry, threatened actions or proceedings for the assessment or collection of Taxes against the Company or any Subsidiary.

     SECTION 3.20. Assets(a). The Company and the Subsidiaries own, lease or have the legal right to use all of the material Assets, including, without limitation, the Real Property and personal property, used or intended to be used in the conduct of the Business or otherwise owned, leased or used by the Company or any Subsidiary and, with respect to contract rights, is a party to and enjoys the right to the benefits of all Material Contracts. Either the Company or a Subsidiary has good and marketable title to, or, in the case of leased or subleased Assets, valid and subsisting leasehold interests in, all the Assets, free and clear of all Encumbrances, except Permitted Encumbrances.

     SECTION 3.21. Books and Records(a). The minute books and similar records of the Company and the Subsidiaries accurately reflect all material actions taken by the shareholders, board of directors and committees of the board of directors of the Company and the Subsidiaries at any meetings thereof, and of all written consents executed in lieu of a meeting, through the date of this Agreement.

     SECTION 3.22. Vote Required. The only votes of the holders of any classes or series of capital stock or registered capital of the Company or any Subsidiary necessary to approve this Agreement and the transactions contemplated hereby are (a) the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock and (b) the affirmative vote of the holders of a majority of the outstanding registered capital of Wang Xing.

     SECTION 3.23. Certain Business Practices. To the knowledge of the Company and the Founders, none of the Company, any Subsidiary, or any Seller or any director or officer of the Company, any Subsidiary or any Seller has, on behalf of the Company or any Subsidiary, (a) used any funds of the Company or any Subsidiary for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity or any activity relating to the Business or (b) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended.

     SECTION 3.24. Brokers. Other than Speed Master Holdings Ltd. and Kara International Limited, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Founders, the Sellers, the Company or any of the Subsidiaries. The Sellers and the Founders are responsible for the fees and expenses of Speed Master Holdings Ltd. and Kara International Limited.

     SECTION 3.25. Seller Authority; No Conflict; Required Filings and Consents. (a) Such Seller and Founder has full legal capacity and authority to execute and deliver this Agreement and the Equity Transfer Agreement and to perform such person’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement and upon its execution the Equity Transfer Agreement shall have been, duly and validly executed and delivered by such Seller and Founder and (assuming due authorization, execution and delivery by the Purchaser, the Company and the other Seller and Founders, as applicable) this Agreement constitutes, and upon its execution the Equity Transfer Agreement shall constitute, a legal, valid and binding obligation of such Seller and Founder enforceable against such Seller and Founder in accordance with their respective terms.

     (b) The execution and delivery of this Agreement and the Equity Transfer Agreement by such Founder, do not, and the performance of this Agreement and the Equity Transfer Agreement by such Founder will not (i) assuming that all consents, approvals, authorizations and other actions described in Section 3.03(c) have been obtained and all filings and obligations described in Section 3.03(c) have been made, conflict with or violate any Law applicable to such Founder or any Seller or by which the Company or any Subsidiary or any Asset or any other property or asset of such Founder or Seller is bound or affected, or (ii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance on any capital stock or registered capital of the Company or any Subsidiary, including, the Shares or Registered Capital or on any Assets or any other property or asset of such Founder or Seller pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation, except to the extent that such breach or default does not have a Material Adverse Effect on the Business, the Company or its Subsidiaries. Such Founder has irrevocably waived the right of first refusal that such Founder has with respect to the transactions contemplated by this Agreement under Article 13 and 14 of the Articles of Association of Wang Xing, as amended and other relevant documents.

     (c) Except as disclosed in Section 3.03(c) of the Disclosure Schedule, the execution and delivery of this Agreement, and the Equity Transfer Agreement by such Founder do not, and the performance of this Agreement and the Equity Transfer Agreement by such Founder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any third party or any Governmental Authority.

     SECTION 3.26. Securities Act. Each Seller is acquiring the Purchaser Ordinary Shares to be issued to such Seller, for such Seller’s own account and not with a view to, or for sale in connection with, any distribution thereof in violation of the Securities Act. Such Seller acknowledges that the Purchaser Ordinary Shares being received by it have not been registered and that such Purchaser Ordinary Shares may not be transferred or sold unless they are registered under the Securities Act or an exemption from such registration is available.

     SECTION 3.27. Ownership of Shares; Registered Capital. The Sellers are the legal and beneficial owners of the Shares set forth opposite their respective names on Exhibit A hereto and own such Shares free and clear of any Encumbrance (other than Encumbrances created by this Agreement). The Founders are the legal and beneficial owners of the Registered Capital set forth opposite their respective names on Exhibit A hereto and own such Registered Capital free and clear of any Encumbrance (other than Encumbrances created by this Agreement or the Equity Transfer Agreement). Except for this Agreement and the Equity Transfer Agreement, there are no voting trusts, shareholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of such Shares or Registered Capital.

     SECTION 3.28. Full Disclosure. (a) The Company is not aware of any facts pertaining to the Company, any Subsidiary, the Assets or the Business which could affect adversely affect the Company, any Subsidiary, the Assets or the Business or which are likely in the future to adversely affect the Company, any Subsidiary, the Assets or the Business and which have not been disclosed in this Agreement or the Disclosure Schedule, or otherwise disclosed to the Purchaser by the Company in writing.

     (b) No representation or warranty of the Company or the Founders in this Agreement, nor any statement or certificate furnished or to be furnished to the Purchaser pursuant to this Agreement or the Ancillary Agreements, or in connection with the transactions contemplated by this Agreement or the Ancillary Agreements, contains or will contain any untrue statement of material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES
OF THE PURCHASER

     As an inducement to the Company, the Sellers and the Founders to enter into this Agreement, the Purchaser hereby represents and warrants to the Company, each Seller and each Founder as follows:

     SECTION 4.01. Organization and Qualification(a). The Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the Cayman Islands and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. The Purchaser is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary.

     SECTION 4.02. Authority; No Conflict; Required Filings and Consents. (a) The Purchaser has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Purchaser and the consummation by the Purchaser of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Purchaser are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Purchaser and, assuming the due authorization, execution and delivery by the Company, the Sellers and the Founders, constitutes a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms.

     (b) The execution and delivery of this Agreement by the Purchaser do not, and the performance of this Agreement by the Purchaser will not, (i) conflict with or violate the Amended and Restated Memorandum and Articles of Association of the Purchaser, (ii) conflict with or violate any Law applicable to the Purchaser or by which any property or asset of the Purchaser is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance on any property or asset of the Purchaser pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation.

     (c) The execution and delivery of this Agreement by the Purchaser do not, and the performance of this Agreement by the Purchaser will not, require any consent, approval, authorization or permit of, or filing with or notification to, any third party or Governmental Authority.

     SECTION 4.03. Capitalization of the Purchaser. (a) The authorized share capital of the Purchaser is US$23,700,000 which is divided into 150,000,000 Purchaser Ordinary Shares, and 3,750,000 preference shares, par value US$1.00 per share (the “Purchaser Preference Shares”). As of November 15, 2003, (i) 48,453,987 Purchaser Ordinary Shares and no Purchaser Preference Shares are issued and outstanding, (ii) all of such Purchaser Ordinary Shares are validly issued, fully paid and nonassessable, (iii) no Purchaser Ordinary Shares or Purchaser Preference Shares are held in the treasury of the Purchaser, (iv) and options to purchase 6,492,788 Purchaser Ordinary Shares are currently outstanding.

     SECTION 4.04. SEC Filings; Financial Statements. The Purchaser has filed all forms, reports and documents required to be filed by it with the SEC from April 12, 2000 through the date of this Agreement (collectively, the “Purchaser SEC Reports”). As of the respective dates they were filed, (i) the Purchaser SEC Reports were prepared in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) none of the Purchaser SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

     SECTION 4.05. Investment Purposes. The Purchaser is acquiring the Shares solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof.

     SECTION 4.06. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser.

ARTICLE V

ADDITIONAL AGREEMENTS

     SECTION 5.01. Conduct of Business. (a) The Company, the Sellers and the Founders covenant and agree that, between the date hereof and the time of the Closing, neither the Company nor any Subsidiary shall conduct its business other than in the ordinary course and consistent with the Company’s and such Subsidiary’s prior practice. Without limiting the generality of the foregoing, the Company shall, and the Company and the Sellers shall cause each Subsidiary to (i) continue their advertising and promotional activities, and pricing and purchasing policies, in accordance with past practice; (ii) not shorten or lengthen the customary payment cycles for any of their payables or receivables; (iii) use their best efforts to (A) preserve intact their business organizations and the business organization of the Business, (B) keep available to the Purchaser the services of the employees of the Company and each Subsidiary, (C) continue in full force and effect without material modification all existing policies or binders of insurance currently maintained in respect of the Company, each Subsidiary and the Business, (D) preserve their current relationships with their customers, suppliers and other Persons with whom they have had significant business relationships and (E) maintain and protect its interest in each item of Owned Intellectual Property and Licensed Intellectual Property; and (iv) not engage in any practice, take any action, fail to take any action or enter into any transaction which could cause any representation or warranty of the Company, the Sellers and the Founders to be untrue or result in a breach of any covenant made by the Company, the Sellers and the Founders in this Agreement.

     (b) The Company, the Sellers and the Founders covenants and agrees that, between the date hereof and the time of the Closing, without the prior written consent of the Purchaser, neither the Company nor any Subsidiary will:

     (i) permit or allow any of the Assets to be subjected to any Encumbrance, other than Permitted Encumbrances and Encumbrances that will be released at or prior to the Closing;

     (ii) amend, terminate, cancel or compromise any material claims of, or waive any other rights of substantial value to, the Company or any Subsidiary;

     (iii) sell, transfer, lease, sublease, license or otherwise dispose of any properties or assets, real, personal or mixed, with a value in excess of US$25,000 individually or US$100,000 in the aggregate unless approved by the Purchaser (including, without limitation, leasehold interests and intangible property);

     (iv) issue or sell any share capital, notes, bonds or other securities, or any option, warrant or other right to acquire the same, of the Company or any Subsidiary;

     (v) redeem any of the share capital or declare, make or pay any dividends or distributions (whether in cash, securities or other property) to the holders of share capital of the Company or any Subsidiary or otherwise, other than dividends, distributions and redemptions declared, made or paid by any Subsidiary solely to the Company;

     (vi) merge with, enter into a consolidation with or acquire an interest of 5% or more in any Person or acquire a substantial portion of the assets or business of any Person or any division or line of business thereof, or otherwise acquire any material assets other than in the ordinary course of business consistent with past practice;

     (vii) make any capital expenditure or commitment for any capital expenditure in excess of US$25,000 individually or US$100,000 in the aggregate unless approved by the Purchaser;

     (viii) incur any Indebtedness in excess of US$25,000 individually or US$100,000 in the aggregate unless approved by the Purchaser;

     (ix) fail to pay any creditor any amount owed to such creditor when due;

     (x) (i) grant any increase, or announce any increase, in the wages, salaries, compensation, bonuses, incentives, pension or other benefits payable by the Company or any Subsidiary to any of its employees, including, without limitation, any increase or change pursuant to any plan, or (ii) establish or increase or promise to increase any benefits under any plan, in either case, except as required by Law or any collective bargaining agreement and involving ordinary increases consistent with the past practices of the Company or any Subsidiary or involving amounts not in excess of US$10,000 per month in the aggregate;

     (xi) enter into any agreement, arrangement or transaction with any of its directors, officers, employees or shareholders (or with any relative, beneficiary, spouse or Affiliate of such Persons);

     (xii) allow any Permit that was issued or relates to the Company or any Subsidiary or otherwise relates to the Business to lapse or terminate or failed to renew any insurance policy or Permit that is scheduled to terminate or expire within 45 calendar days of the Closing Date;

     (xiii) amend, modify or consent to the termination of any Material Contract or the Company’s or any Subsidiary’s rights thereunder;

     (xiv) amend or restate the Memorandum and Articles of Association (or other organizational documents) of the Company or any Subsidiary unless approved by the Purchaser;

     (xv) change any content of Computer Records; or

     (xvi) agree, whether in writing or otherwise, to take any of the actions specified in this Section 5.01 or grant any options to purchase, rights of first refusal, rights of first offer or any other similar rights or commitments with respect to any of the actions specified in this Section 5.01, except as expressly contemplated by this Agreement and the Ancillary Agreements.

          SECTION 5.02. Access to Information. From the date hereof until the Closing, upon reasonable notice, the Company shall cause its officers, directors, employees, agents, representatives, accountants and counsel and shall cause the Subsidiaries and each of the Subsidiaries’ officers, directors, employees, agents, representatives, accountants and counsel to afford the officers, employees, agents, accountants, counsel, financing sources and representatives of the Purchaser reasonable access, during normal business hours, to the offices, properties, plants, other facilities, books and records of the Company and each Subsidiary and to those officers, directors, employees, agents, accountants and counsel of the Company and of each Subsidiary who have any knowledge relating to the Company, any Subsidiary or the Business.

          SECTION 5.03. Confidentiality. The Company, the Sellers and the Founders agrees to, and shall cause their respective agents, representatives, affiliates, employees, officers and directors to: (a) treat and hold as confidential (and not disclose or provide access to any Person to) all information relating to trade secrets, processes, patent and trademark applications, product development, price, customer and supplier lists, pricing and marketing plans, policies and strategies, details of client and consultant contracts, operations methods, product development techniques, business acquisition plans, new personnel acquisition plans and all other confidential or proprietary information with respect to the Business, the Company and each Subsidiary, (b) in the event that the Company, any Founder or any such agent, representative, affiliate, employee, officer or director becomes legally compelled to disclose any such information, provide the Purchaser with prompt written notice of such requirement so that the Purchaser, the Company or any Subsidiary may seek a protective order or other remedy or waive compliance with this Section 5.03, (c) in the event that such protective order or other remedy is not obtained, or the Purchaser waives compliance with this Section 5.03, furnish only that portion of such confidential information which is legally required to be provided and exercise its best efforts to obtain assurances that confidential treatment will be accorded such information, and (d) promptly furnish (prior to, at, or as soon as practicable following, the Closing) to the Company or the Purchaser any and all copies (in whatever form or medium) of all such confidential information then in the possession of the Sellers and the Founders or any of their agents, representatives, affiliates, employees, officers and directors and destroy any and all additional copies then in the possession of the Sellers and the Founders or any of their agents, representatives, affiliates, employees, officers and directors of such information and of any analyses, compilations, studies or other documents prepared, in whole or in part, on the basis thereof; provided, however, that this sentence shall not apply to any information that, at the time of disclosure, is available publicly and was not disclosed in breach of this Agreement or other obligation of confidentiality by the Company (prior to the Closing) or the Sellers or the Founders or any of their agents, representatives, affiliates, employees, officers or directors; and provided further that, with respect to

Intellectual Property, specific information shall not be deemed to be within the foregoing exception merely because it is embraced in general disclosures in the public domain. In addition, with respect to Intellectual Property, any combination of features shall not be deemed to be within the foregoing exception merely because the individual features are in the public domain unless the combination itself and its principle of operation are in the public domain. The Company, the Sellers and the Founders agree and acknowledge that remedies at law for any breach of its obligations under this Section 5.03 are inadequate and that in addition thereto the Purchaser shall be entitled to seek equitable relief, including injunction and specific performance, in the event of any such breach.

          SECTION 5.04. Regulatory and Other Authorizations; Notices and Consents. (a) The Company, the Sellers and the Founders shall use their best efforts to obtain (or cause the Subsidiaries to obtain) all authorizations, consents, orders and approvals of all Governmental Authorities and officials that may be or become necessary for their execution and delivery of, and the performance of their obligations pursuant to, this Agreement and the Ancillary Agreements and will cooperate fully with the Purchaser in promptly seeking to obtain all such authorizations, consents, orders and approvals.

          (b) The Company, the Sellers and the Founders shall, or shall cause the Subsidiaries to, give promptly such notices to third parties and use its or their best efforts to obtain such third party consents and estoppel certificates as the Purchaser may in its sole discretion deem necessary or desirable in connection with the transactions contemplated by this Agreement.

          (c) The Purchaser shall cooperate and use all reasonable efforts to assist the Company in giving such notices and obtaining such consents and estoppel certificates; provided, however, that the Purchaser shall have no obligation to give any guarantee or other consideration of any nature in connection with any such notice, consent or estoppel certificate or to consent to any change in the terms of any agreement or arrangement which the Purchaser in its sole discretion may deem adverse to the interests of the Purchaser, the Company, any Subsidiary or the Business.

          (d) None of the Company, the Sellers and the Founders knows of any reason why all the consents, approvals and authorizations necessary for the consummation of the transactions contemplated by this Agreement will not be received.

          SECTION 5.05. Notice of Developments. Prior to the Closing, the Company, the Sellers and the Founders shall promptly notify the Purchaser in writing of (a) all events, circumstances, facts and occurrences arising subsequent to the date of this Agreement which could result in any breach of a representation or warranty or covenant of the Company, a Seller or a Founder in this Agreement, or which could have the effect of making any representation or warranty of the Company, a Seller or a Founder in this Agreement untrue or incorrect in any respect, and (b) all other material developments affecting the Assets, Liabilities, business, condition, (financial or otherwise) operations, results of operations, customer or supplier relations, employee relations, projections or prospects of the Company, any Subsidiary or the Business.

          SECTION 5.06. No Solicitation or Negotiation. The Company, the Sellers and the Founders agree that between the date of this Agreement and the earlier of (a) the Closing and (b) the termination of this Agreement, none of the Company, the Subsidiaries, the Founders, the Sellers or any of their respective Affiliates, officers, directors, representatives or agents will (i) solicit, initiate, consider, encourage or accept any other proposals or offers from any Person (A) relating to any acquisition or purchase of all or any portion of the capital stock of the Company, any Subsidiary or any Seller or of the Assets (other than inventory to be sold in the ordinary course of business consistent with past practice), (B) to enter into any merger, consolidation or other business combination with the Company, any Subsidiary, any Seller or the Business or (C) to enter into a recapitalization, reorganization or any other extraordinary business transaction involving or otherwise relating to the Company, any Subsidiary or any Seller or (ii) participate in any discussions, conversations, negotiations and other communications regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way, assist or participate in, facilitate or encourage any effort or attempt by any other Person to seek to, do any of the foregoing. The Company, the Sellers and the Founders immediately shall cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Persons conducted heretofore with respect to any of the foregoing. The Company, the Sellers or the Founders, as the case may be, shall notify the Purchaser promptly if any such proposal or offer, or any inquiry or other contact with any Person with respect thereto, is made and shall, in any such notice to the Purchaser, indicate in reasonable detail the identity of the Person making such proposal, offer, inquiry or contact and the terms and conditions of such proposal, offer, inquiry or other contact. The Company, the Sellers and the Founders agree not to, and to cause the Company, and each Subsidiary and each Seller not to, without the prior written consent of the Purchaser, release any Person from, or waive any provision of, any confidentiality or standstill agreement to which the Company, any Subsidiary or any Seller is a party.

          SECTION 5.07. Use of Intellectual Property. The Sellers and the Founders acknowledge that from and after the Closing, the name “Wang Xing”, and all similar or related names, marks and logos (all of such names, marks and logos being the “Company Marks”) shall be owned by the Company or a Subsidiary, that none of the Founders, the Sellers or any of their Affiliates shall have any rights in the Company Marks and that none of the Founders, the Sellers or any of their Affiliates will contest the ownership or validity of any rights of the Purchaser, the Company or any Subsidiary in or to the Company Marks.

          SECTION 5.08. Non-Competition. (a) For a period of four (4) years after the Closing (the “Restricted Period”), the Founders and the Sellers shall not engage, directly or indirectly, in any business anywhere in the PRC that manufactures, produces or supplies products or services of the kind manufactured, produced or supplied by the Business, the Company, or any Subsidiary as of the Closing Date or, without the prior written consent of the Purchaser, directly or indirectly, own an interest in, manage, operate, join, control, lend money or render financial or other assistance to or participate in or be connected with, as an officer, employee, partner, stockholder, consultant or otherwise, any Person that competes with the Purchaser, the Business, the Company, or any Subsidiary in producing or supplying products or services of the kind produced or supplied by the Business, the Company, any Subsidiary or any Seller as of the Closing Date; provided, however, that, for the purposes of this Section 5.08, ownership of securities having no more than one percent of the outstanding voting power of any competitor which are listed on any national securities exchange shall not be deemed to be in violation of this Section 5.08 as long as the Person owning such securities has no other connection or relationship with such competitor.

          (b) As a separate and independent covenant, the Founders and Sellers agree with the Purchaser that, except in connection with the Founders’ employment with Wang Xing, for a period of four (4) years following the Closing, the Founders will not in any way, directly or indirectly, for the purpose of conducting or engaging in any business that manufacturers, produces or supplies products or services of the kind manufactured, produced or supplied by the Business, the Company or any Subsidiary as of the Closing Date, call upon, solicit, advise or otherwise do, or attempt to do, business with any customers of the Business, the Company or any Subsidiary with whom the Business, the Company or any Subsidiary had any dealings prior to the Closing Date or take away or interfere or attempt to interfere with any custom, trade, business or patronage of the Business, the Company, any Subsidiary.

          (c) The Restricted Period shall be extended by the length of any period during which a Seller or a Founder is in breach of the terms of this Section 5.08.

          (d) The Sellers and Founders acknowledge that the covenants of the Sellers and the Founders set forth in this Section 5.08 are an essential element of this Agreement and that, but for the agreement of the Sellers and the Founders to comply with these covenants, the Purchaser would not have entered into this Agreement. The Sellers and the Founders acknowledge that this Section 5.08 constitutes an independent covenant and shall not be affected by performance or nonperformance of any other provision of this Agreement by the Purchaser. The Sellers and Founders have independently consulted with their counsel and after such consultation agrees that the covenants set forth in this Section 5.08 are reasonable and proper.

          SECTION 5.09. Release of Indemnity Obligations. The Sellers and the Founders covenant and agree, on or prior to the Closing, to execute and deliver to the Company, for the benefit of the Company and each Subsidiary, a general release and discharge, in form and substance satisfactory to the Purchaser, releasing and discharging the Company and Subsidiary from any and all obligations to indemnify the Sellers and the Founders or otherwise hold it harmless pursuant to any agreement or other arrangement entered into prior to the Closing.

          SECTION 5.10. Employee Matters. Immediately prior to the Closing, Wang Xing shall enter into employment contracts for a term of three (3) years with all Founders, in each case substantially in the form set forth in Exhibit D hereto (the “Employment Contracts”) that shall become effective as of the Closing Date.

          SECTION 5.11. Equity Transfer. The Founders shall transfer their respective equity interests in Wang Xing to the Purchaser Designees pursuant to the Equity Transfer Agreement.

          SECTION 5.12. Name Change. Immediately after the Closing, the parties hereto shall take all necessary action and to make all necessary filings to change the name of the Company to such name as may be agreed by the Purchaser and the Company.

          SECTION 5.13. The Purchaser’s Deposit. (a) Within five (5) Business Days from the date of this Agreement, the Purchaser shall deliver to the Sellers a good faith deposit in an aggregate amount of five million Hong Kong dollars (HK$5,000,000) (the “Deposit Amount”) to a bank account of the Company opened at a licensed bank in Hong Kong as designated by the Sellers in writing to the Purchaser no later than two (2) Business Days after the date of this Agreement. The Company may not use, distribute or transfer the Deposit Amount other than for the purposes of making capital contributions to the WFOE according to the Articles of Association of the WFOE with prior consent of the Purchaser.

          (b) In the event that (i) the Closing shall not have occurred by April 30, 2004 or (ii) this Agreement is terminated pursuant to Section 8.01 hereof for any reason, the Deposit Amount shall be repaid by the Sellers or the Company (as the case may be) in full to the Purchaser within three (3) Business Days after April 30, 2004 or the date of termination of this Agreement (as applicable) without any withholding or deduction of any kind for whatever reason.

          (c) Notwithstanding Section 5.13(b) above, the Company shall be entitled to retain the Deposit Amount in the event that the Closing would have occurred but for a breach of this Agreement by the Purchaser.

          SECTION 5.14. Further Action. Each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable Law, and to execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement or the Ancillary Agreements and consummate and make effective the transactions contemplated by this Agreement or the Ancillary Agreements.

ARTICLE VI

CONDITIONS TO THE TRANSACTIONS

          SECTION 6.01. Conditions to Obligations of the Company, the Sellers and the Founders. The obligations of the Company, the Sellers and the Founders to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:

     (i) Representations, Warranties and Covenants. The representations and warranties of the Purchaser contained in this Agreement shall have been true and correct when made and shall be true and correct in all material respects as of the Closing, except to the extent such representations and warranties are as of another date, in which case, such representations and warranties shall be true and correct as of that date, in each case, with the same force and effect as if made as of the Closing Date, other than such representations and warranties as are made as of another date, the covenants and agreements contained in this Agreement to be complied with by the Purchaser on or before the Closing Date shall have been complied with in all material respects, and the Sellers shall have received a certificate from the Purchaser to such effect signed by a duly authorized officer thereof;

     (ii) No Proceeding or Litigation. No Action shall have been commenced by or before any Governmental Authority against either the Company or the Purchaser, seeking to restrain or materially and adversely alter the transactions contemplated by this Agreement which is likely to render it impossible or unlawful to consummate such transactions; provided, however, that the provisions of this Section 6.01(ii) shall not apply if the Company or any Seller or Founder has directly or indirectly solicited or encouraged any such Action; and

     (iii) Ancillary Agreements. The Purchaser and each of the Purchaser Designees shall have executed and delivered to the Sellers each of the Ancillary Agreements to which it is a party.

     SECTION 6.02. Conditions to Obligations of the Purchaser. The obligations of the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:

     (i) Representations, Warranties and Covenants. The representations and warranties of the Company, a Seller or a Founder contained in this Agreement (i) that are not qualified by “materiality” or “Material Adverse Effect” shall have been true and correct in all material respects when made and shall be true and correct in all material respects as of the Closing Date with the same force and effect as if made as of the Closing Date and (ii) that are qualified by “materiality” or “Material Adverse Effect” shall have been true and correct when made and shall be true and correct as of the Closing Date, except to the extent such representations and warranties are as of another date, in which case, such representations and warranties shall be true and correct as of that date, in each case, with the same force and effect as if made as of the Closing Date, other than such representations and warranties as are made as of another date, the covenants and agreements contained in this Agreement to be complied with by the Company, the Sellers or the Founders on or before the Closing Date shall have been complied with, and the Purchaser shall have received a certificate of the Company and the Sellers signed by a duly authorized officer thereof and of the Founders to such effect;

     (ii) No Proceeding or Litigation. No Action shall have been commenced or threatened by or before any Governmental Authority against either the Company or the Purchaser, seeking to restrain or materially and adversely alter the transactions contemplated by this Agreement which, in the reasonable, good faith determination of the Purchaser, is likely to render it impossible or unlawful to consummate such transactions or which could have a Material Adverse Effect or otherwise render inadvisable, in the sole discretion of the Purchaser, the consummation of the transactions contemplated by this Agreement;

     (iii) Legal Opinion. The Purchaser shall have received (i) from the Company’s PRC counsel satisfactory to the Purchaser a legal opinion, addressed to the Purchase and dated as of the Closing Date, substantially in the form of Exhibit E hereto; and (ii) from the Company’s BVI counsel satisfactory to the Purchaser a legal opinion addressed to the Purchaser and dated as of the Closing Date, substantially in the form of Exhibit F hereto.

     (iv) Consents and Approvals. The Purchaser and the Company shall have received, each in form and substance satisfactory to the Purchaser, all authorizations, consents, orders and approvals of all Governmental Authorities and officials which the Purchaser in its sole discretion deems necessary or desirable for the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements;

     (v) Wang Xing. The transactions contemplated by the Equity Transfer Agreements shall have been consummated.

     (vi) Employment Contracts. Each Founder shall have entered into an Employment Contract with Wang Xing for an employment term of no less than three (3) years.

     (vii) No Material Adverse Effect. No event or events shall have occurred, or be reasonably likely to occur, which, individually or in the aggregate, have, or could have, a Material Adverse Effect;

     (viii) Financial Statements. The Purchaser shall have received (i) within three (3) weeks after the execution of this Agreement, the unaudited balance sheet of Wang Xing for the calendar year ended December 31, 2003 and (ii) the combined audited financial statements of the Company and the Subsidiaries prepared in accordance with the U. S. GAAP, together with all related notes and schedules thereto accompanied by the reports thereon of the Company’s accountants satisfactory to the Purchaser.

     (ix) Resignation of Directors. The Purchaser shall have received the resignations, effect as of the Closing Date, of all of the directors and officers of the Company and each Subsidiary, except for such Persons as shall have been designated in writing prior to the Closing by the Purchaser to the Company or a Subsidiary

     (x) Ancillary Agreements. The Company and the Founders shall have executed and delivered to the Purchaser each of the Ancillary Agreements to which it is a party.

     (xi) Wang Xing ICP License. Wang Xing shall (i) have had its ICP license renewed to include the mobile short messaging services in its permitted business scope, and (ii) have received an ICP license issued by the Ministry of Information Industry, pursuant to which Wang Xing shall have the authority to provide inter-province and nationwide Internet information services, including mobile short messaging services.

     (xii) Shareholders’ Loan. All outstanding loans (i) borrowed by the Company or any Subsidiary from any of their respective shareholders and/or any Founder and (ii) borrowed from the Company or any Subsidiary by any of their respective shareholders and/or any Founder shall have been repaid in full by the Closing Date.

     (xiii) Contract with Guangdong Mobile. Wang Xing shall have renewed its contract with Guangdong Mobile Communications Co., Ltd. regarding the provision by Wang Xing of mobile short messaging services for a term of two years.

     (xiv) Registration of Trademark and Domain Names. The trademark “Wang Xing” or and all the domain names used by the Company or Wang Xing (as set forth in Section 6.02(xv) of the Disclosure Schedule) to conduct the Business shall have been registered in the name of the Company or Wang Xing with the relevant Government Authority, respectively.

     (xv) Due Diligence by the Purchaser. The Purchaser shall have completed all its accounting and financial due diligence with respect to the Business, the Company and its Subsidiaries and shall be satisfied with the results thereof.

     (xvi) Wang Xing 2003 Pre-Tax Income. The audited pre-tax income of Wang Xing for the fiscal year ended December 31, 2003 determined in accordance with U.S. GAAP shall not be less than the product of 85% of RMB 45 million.

     (xvii) Wang Xing’s Quarterly Revenue. The audited revenue of Wang Xing for the calendar quarter ended December 31, 2003 determined in accordance with U.S. GAAP shall not be less than the product of 85% of RMB 39 million.

     (xviii) Wang Xing’s Monthly Paying Subscribers. The number of the actual monthly paying subscribers of Wang Xing for the calendar month ended December 31, 2003 of Wang Xing shall not be less than the product of 85% of 1.75 million, of which 1.62 million monthly paying subscribers are paying a monthly fee of RMB 6 per month and 130 thousand of monthly paying subscribers are paying a monthly fee of RMB 8 per month.

ARTICLE VII

INDEMNIFICATION

          SECTION 7.01. Survival of Representations and Warranties. (a) The representations and warranties of the Company, a Seller or a Founder contained in this Agreement and the Ancillary Agreements shall survive the Closing until the third anniversary of the Closing Date; provided, however, that (i) the representations and warranties made pursuant to Sections 3.01, 3.02, 3.03, 3.04, 3.05, 3.24, 3.25, 3.26 and 3.27 shall survive the third anniversary of the Closing, (ii) the representations and warranties made pursuant to Sections 3.11, 3.13 and 3.19 shall survive the Closing until the expiration of the applicable statute of limitations (giving effect, in the case of tax matters, to any waiver mitigation or extension thereof). Neither the period of survival nor the liability of the Company, the Sellers and the Founders with respect to the Company’s, the Seller’s and the Founder’s representations and warranties shall be reduced by any investigation made at any time by or on behalf of the Purchaser. If written notice of a claim has been given prior to the expiration of the applicable representations and warranties by the Purchaser to the Company, then the relevant representations and warranties shall survive as to such claim, until such claim has been finally resolved.

          SECTION 7.02. Indemnification by the Sellers and the Founders. (a) The Purchaser and its affiliates, officers, directors, employees, agents, successors and assigns (each a “Purchaser Indemnified Party”) shall be indemnified and held harmless by the Sellers and the Founders, jointly and severally, for and against any and all Liabilities, losses, diminution in value, damages, claims (including, without limitation, claims by any third party against the Company or any Subsidiary or the Purchaser alleging that the Company or any Subsidiary infringed, misappropriated or otherwise violated the Intellectual Property of such third party during any period prior to the Closing), costs and expenses (including, without limitation, costs and expenses resulting from the correction or rectification by the Purchaser or the Company after the Closing of any improper use, infringement, misappropriation or other violation by the Company or any Subsidiary of the Intellectual Property of any third party during any period prior to the Closing) actually suffered or incurred by them (including, without limitation, any Action brought or otherwise initiated by any of them) (hereinafter a “Loss”), arising out of or resulting from:

     (i) the breach of any representation or warranty made by the Company, a Seller or a Founder contained in this Agreement or in the Equity Transfer Agreement (it being understood that such representations and warranties shall be interpreted without giving effect to any limitations or qualifications as to “materiality” (including the word “material”) or “Material Adverse Effect” set forth therein); or

     (ii) the breach of any covenant or agreement by the Company, a Seller or a Founder contained in this Agreement or in the Equity Transfer Agreement;

To the extent that the Seller’s and the Founders’ undertakings set forth in this Section 7.02 may be unenforceable, the Seller and the Founders shall contribute the maximum amount that it is permitted to contribute under applicable Law to the payment and satisfaction of all Losses incurred by the Purchaser Indemnified Parties.

          (b) A Purchaser Indemnified Party shall give the Sellers and the Founders notice of any matter which a Purchaser Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement, within 60 days of such determination, stating the amount of the Loss, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises. The obligations and Liabilities of the Sellers and the Founders under this Article VII with respect to Losses arising from claims of any third party which are subject to the indemnification provided for in this Article VII (“Third Party Claims”) shall be governed by and be contingent upon the following additional terms and conditions: if a Purchaser Indemnified Party shall receive notice of any Third Party Claim, the Purchaser Indemnified Party shall give the Sellers and the Founders notice of such Third Party Claim within 30 days of the receipt by the Purchaser Indemnified Party of such notice; provided, however, that the failure to provide such notice shall not release the Founders from any of their obligations under this Article VII except to the extent that the Founders are materially prejudiced by such failure and shall not relieve the Sellers or the Founders from any other obligation or Liability that it may have to any Purchaser Indemnified Party otherwise than under this Article VII. If the Sellers and the Founders acknowledge in writing its obligation to indemnify the Purchaser Indemnified Party hereunder against any Losses that may result from such Third Party Claim, then the Sellers and the Founders shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if it gives notice of its intention to do so to the Purchaser Indemnified Party within five days of the receipt of such notice from the Purchaser Indemnified Party; provided, however, that if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the judgment of the Purchaser Indemnified Party in its sole and absolute discretion for the same counsel to represent both the Purchaser Indemnified Party and the Sellers/the Founders, then the Purchaser Indemnified Party shall be entitled to retain its own counsel in each jurisdiction for which the Purchaser Indemnified Party determines counsel is required, at the expense of the Sellers and the Founders. In the event that the Sellers and Founders exercise the right to undertake any such defense against any such Third Party Claim as provided above, the Purchaser Indemnified Party shall cooperate with the Sellers and the Founders in such defense and make available to the Sellers and the Founders, at the Founders’ expense, all witnesses, pertinent records, materials and information in the Purchaser Indemnified Party’s possession or under the Purchaser Indemnified Party’s control relating thereto as is reasonably required by the Sellers and the Founders. Similarly, in the event the Purchaser Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim, the Sellers and the Founders shall cooperate with the

Purchaser Indemnified Party in such defense and make available to the Purchaser Indemnified Party, at the Sellers’ and the Founders’ expense, all such witnesses, records, materials and information in the Sellers’ and the Founders’ possession or under the Sellers’ and the Founders’ control relating thereto as is reasonably required by the Purchaser Indemnified Party. No such Third Party Claim may be settled by the Sellers and the Founders without the prior written consent of the Purchaser Indemnified Party.

          (c) In the event that (A) a Purchaser Indemnified Party claims an indemnification payment is due pursuant to Section 7.02(a) and (B) the amount of such indemnification payment has been mutually agreed to by the Sellers and the Purchaser or has been determined by a Government Authority, the Purchaser may withhold a portion of the 2004 Additional Consideration or the 2005 Additional Consideration up to the amount not more than that mutually agreed to or determined by the Government Authority pursuant to this Section 7.02 (c) that is otherwise due pursuant to Section 2.02 until the dispute with respect to the indemnifiable Loss is resolved, provided, however, that in no event shall the Purchaser withhold a portion of the 2004 Additional Consideration or the 2005 Additional Consideration in excess of the amount of the indemnifiable Loss in dispute. In the event that, upon resolution of such dispute in accordance with Section 7.02(b), the Purchaser is deemed to have incorrectly withheld a portion of the 2004 Additional Consideration or the 2005 Additional Consideration, the Purchaser shall promptly pay such incorrectly withheld portion to the Sellers and the Founders pursuant to Section 2.02.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

          SECTION 8.01. Termination. (a) This Agreement may be terminated at any time prior to the Closing:

     (i) by the Purchaser if, between the date hereof and the Closing: (i) an event or condition occurs that has resulted in a Material Adverse Effect, (ii) any representations and warranties of the Company, a Seller or a Founder contained in this Agreement (1) that are not qualified by “materiality” or “Material Adverse Effect” shall not have been true and correct in all material respects when made or (2) that are qualified by “materiality” or “Material Adverse Effect” shall not have been true and correct when made, (iii) the Company, the Sellers and the Founders shall not have complied with the covenants or agreements contained in this Agreement to be complied with by it, or (iv) the Company or any Subsidiary makes a general assignment for the benefit of creditors, or any proceeding shall be instituted by or against the Company or any Subsidiary seeking to adjudicate any of them a bankrupt or insolvent, or seeking liquidation, winding up or reorganization, arrangement, adjustment, protection, relief or composition of its debts under any Law relating to bankruptcy, insolvency or reorganization;

     (ii) by either the Company or the Purchaser if the Closing shall not have occurred by April 30, 2004; provided, however, that the right to terminate this Agreement under this Section 8.01(ii) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;

         (iii) by either the Purchaser or the Company in the event that any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; or

         (iv) by the mutual written consent of the Company, the Purchaser, the Sellers and the Founders.

         (b) Notwithstanding the foregoing, the Purchaser shall have the right to rescind this Agreement at any time after the Closing by a written notice to the Company, the Sellers and the Founders in the event that (i) the Purchaser has sufficient evidence to determine that any revenue reported and recorded by Wang Xing in its books was not (A) bona fide revenue generated from the value-added mobile data communications services provided by Wang Xing and (B) confirmed and paid by any PRC mobile communications operator, or (ii) any of the Company, the Subsidiaries, the Sellers or the Founders committed fraud in connection with the operation of the Business and/or the transaction contemplated by this Agreement prior to or after the Closing.

         SECTION 8.02. Effect of Termination. (a) In the event of termination of this Agreement as provided in Section 8.01 (a), this Agreement shall forthwith become void and there shall be no liability on the part of either party hereto except (a) as set forth in Sections 5.03 and 9.01 and (b) that nothing herein shall relieve either party from liability for any breach of this Agreement.

         (b) In the event of the rescission of this Agreement as provided in Section 8.01 (b), this Agreement shall forthwith be revoked and become void and the parties hereto shall be restored to the status quo ante as if this Agreement had not been entered into except that nothing herein shall relieve any of the Sellers and the Founders from liability for any breach of this Agreement.

         SECTION 8.03. Amendment. This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, the Company, the Purchaser, the Sellers and the Founders or (b) by a waiver in accordance with Section 8.04.

         SECTION 8.04. Waiver. Any party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document delivered by the other parties pursuant hereto or (c) waive compliance with any of the agreements of the other parties or conditions to such parties’ obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of any of such rights. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

ARTICLE IX

GENERAL PROVISIONS

         SECTION 9.01. Expenses. Except as otherwise expressly provided in this Agreement, all costs and expenses, including, without limitation, all fees and disbursements of counsel, accountants, financial advisors, experts and consultants incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

         SECTION 9.02. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by telecopy or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

(a)	if to the Purchaser:

SINA.com Soho New Town, 16F Building C 88 Jianguo Road Beijing, China 100022 Telephone: (86-10) 6566-5009 Telecopy: (86-10) 8580-5095 Attention: Charles Chao

with a copy to: Shearman & Sterling 2318 China World Tower Two 1 Jianguomenwai Dajie Beijing, China 100004 Telephone: (86-10) 6505-3399 Telecopy: (86-10) 6505-1818 Attention: Lee Edwards, Esq.

(b)	if to the Company:

Crillion Corp. Room 1109, Building A, ZhongShen Garden Caitian Road South, Futian Shenzhen, China 518026 Telephone: (86-755) 8299-5511 Telecopy: (86-755) 8299-6116 Attention: Zhang Shulue

(c)	if to the Founders or the Sellers:

Malando Inc.

Room 1109, Building A, ZhongShen Garden Caitian Road South, Futian Shenzhen, China 518026 Telephone: (86-755) 8299-5511 Telecopy: (86-755) 8299-6116 Attention: Zhang Shulue

         SECTION 9.03. Third-Party Beneficiaries. Except for the provisions of Article VII relating to indemnified parties, this Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person, including, without limitation, any union or any employee or former employee of the Company, any legal or equitable right, benefit or remedy of any nature whatsoever, including, without limitation, any rights of employment for any specified period, under or by reason of this Agreement.

         SECTION 9.04. Public Announcements. No party to this Agreement shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated by this Agreement or otherwise communicate with any news media without prior notification to the other party, and the parties shall cooperate as to the timing and contents of any such press release or public announcement.

         SECTION 9.05. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

         SECTION 9.06. Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; provided, that, the Purchaser may assign any of its rights, interests or obligations to any other affiliate of the Purchaser. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

         SECTION 9.07. Incorporation of the Disclosure Schedule and the Exhibits. The Disclosure Schedule and all Exhibits attached hereto and referred to herein are hereby incorporated herein by reference and made a part of this Agreement for all purposes as if fully set forth herein.

         SECTION 9.08. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California applicable to contracts executed in and to be performed in that State.

         SECTION 9.09. Dispute Resolution. All disputes among the parties arising out of or relating to this Agreement shall be finally settled in accordance with the Rules of Arbitration of the International Chamber of Commerce. The arbitral tribunal shall be composed of three arbitrators. The place of arbitration shall be in Hong Kong. The arbitral procedure shall be conducted in the English language. One arbitrator shall be appointed by the Sellers, one arbitrator shall be appointed by the Purchaser, and the third arbitrator, who shall serve as Chairman of the arbitration panel, shall be appointed through the mutual agreement of the other two arbitrators. The arbitrators shall not have the power to add to, subtract from or modify any of the terms or conditions of this Agreement. The arbitrators shall be experienced and have knowledge in the subject matter of the dispute. The resolution of any dispute by the arbitrators pursuant to this Section 9.09 shall be non-appealable, final, binding and conclusive on the parties to such dispute and may be enforced and entered as a judgment in any court of law with jurisdiction thereof. The fees and disbursements of the arbitrators shall be allocated to the party against whom any dispute decided hereunder is resolved. Each of the parties hereby irrevocably agrees that any service of process made with respect to a dispute under this Agreement may be made pursuant to the notice procedures set forth in Section 9.02.

         SECTION 9.10. Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

         SECTION 9.11. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which, when executed and delivered, shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

         SECTION 9.12. Currency. Unless otherwise specified in this Agreement, all references to currency and monetary values set forth herein shall mean U.S. Dollars, and all payments hereunder shall be made in U.S. Dollars. If any amount payable hereunder is expressed in RMB, such amount shall be translated into U.S. Dollars at a rate of exchange of U.S.$1.00 equal to RMB 8.27.

         SECTION 9.13. Entire Agreement. This Agreement (including the Exhibits and the Disclosure Schedule) and the Ancillary Agreements constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof.

[END OF PAGE]

         IN WITNESS WHEREOF, each of the Purchaser, the Sellers, the Company and the Founders has duly executed, or has caused to be duly executed by their respective officers thereunto duly authorized, this Agreement as of the date first written above.

SINA CORPORATION

By:	/s/ Wang Yan

Name: Wang Yan Title: CEO

CRILLION CORP.

By:	/s/ Wang Bin

Name: Wang Bin Title: Sole Director

SELLERS:

DARPIN HOLDINGS LTD.

By:	/s/ Wang Bin

Name: Wang Bin Title: Sole Director

MALANDO INC.

By:	/s/ Zhang Shulue

Name: Zhang Shulue Title: Sole Director

KALIN ENTERPRISES INC.

By:	/s/ Ji Bin

Name: Ji Bin Title: Sole Director

TOP ACE ASSETS LTD.

By:	/s/ Diao Duanlin

Name: Diao Duanlin Title: Sole Director

GOLDEN CROWN ASSETS CORP.

By:	/s/ Li Wei

Name: Li Wei Title: Sole Director

PENLIGON ENTERPRISES HOLDINGS CORP.

By:	/s/ Zhang Yali

Name: Zhang Yali Title: Sole Director

REGAL BOND ASSETS INC.

By:	/s/ Xie Xin

Name: Xie Xin Title: Sole Director

GREENMORE ASSETS HOLDINGS CORP.

By:	/s/ Rao Wenhua

Name: Rao Wenhua Title: Sole Director

UNICO VENTURES HOLDINGS LTD.

By:	/s/ Jin Zhiqiang

Name: Jin Zhiqiang Title: Sole Director

FOUNDERS:
/s/ Wang Bin
WANG BIN

/s/ Zhang Shulue
ZHANG SHULUE

/s/ Ji Bin
JI BIN

/s/ Diao Duanlin
DIAO DUANLIN

/s/ Li Wei
LI WEI

/s/ Zhang Yali
ZHANG YALI

/s/ Xie Xin
XIE XIN

/s/ Rao Wenhua
RAO WENHUA

/s/ Jin Zhiqiang
JIN ZHIQIANG

EXHIBIT A

THE SELLERS AND THE FOUNDERS

     Part I: The Sellers’ Ownership Interests in the Company

	Number of Shares of
	Common Stock Owned	Percentage of
Name of the Sellers	in the Company	Ownership
Darpin Holdings Ltd.	3,564	35.64%
Malando Inc.	1,701	17.01%
Kalin Enterprises Inc.	1,215	12.15%
Top Ace Assets Ltd.	1,215	12.15%
Golden Crown Assets Corp.	900	9.00%
Penligon Enterprises Holdings Corp.	405	4.05%
Regal Bond Assets Inc.	400	4.00%
Greenmore Assets Holdings Corp.	300	3.00%
Unico Ventures Holdings Ltd.	300	3.00%

     Part II: The Founders

     Name of the Founders

     Wang Bin

     Zhang Shulue

     Ji Bin

     Diao Duanlin

     Li Wei

     Zhang Yali

     Xie Xin

     Rao Wenhua

     Jin Zhiqiang

     Part III: The Founders’ Ownership Interests in Wang Xing

	Amount of Registered Capital
Name of Founders	Owned in Wang Xing	Percentage of Ownership
Wang Bin	RMB712,800	35.64%
Zhang Shulue	RMB340,200	17.01%
Ji Bin	RMB243,000	12.15%
Diao Duanlin	RMB243,000	12.15%
Li Wei	RMB180,000	9.00%
Zhang Yali	RMB81,000	4.05%
Xie Xin	RMB80,000	4.00%
Rao Wenhua	RMB60,000	3.00%
Jin Zhiqiang	RMB60,000	3.00%

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EXHIBIT B

FORM OF EQUITY TRANSFER AGREEMENT

EXHIBIT C

ALLOCATION OF PURCHASE PRICE

	Column A	Column B	Column C
			Portion of
	Portion of Initial	Portion of Initial	Additional
Name	Cash Consideration	Share Consideration	Consideration
Darpin Holdings Ltd.	US$3,097,425	69,711 Shares	35.64%
Malando Inc.	US$1,478,323	33,271 Shares	17.01%
Kalin Enterprises Inc.	US$1,055,945	23,765 Shares	12.15%
Top Ace Assets Ltd.	US$1,055,945	23,765 Shares	12.15%
Golden Crown Assets Corp.	US$ 782,210	17,603 Shares	9.00%
Penligon Enterprises Holdings Corp.	US$ 352,009	7,921 Shares	4.05%
Regal Bond Assets Inc.	US$ 347,672	7,823 Shares	4.00%
Greenmore Assets Holdings Corp.	US$ 260,764	5,867 Shares	3.00%
Unico Ventures Holdings Ltd.	US$ 260,764	5,867 Shares	3.00%
Total	US$8,691,056	195,593 Shares	100%

EXHIBIT D

FORM EMPLOYMENT CONTRACT

EXHIBIT E

FORM OF LEGAL OPINION OF
THE COMPANY’S PRC COUNSEL

2

EXHIBIT F

FORM OF LEGAL OPINION OF
THE COMPANY’S BVI COUNSEL

3